Exhibit 4.1

OTELCO INC.
and the Guarantors from time to time party hereto,
as Guarantors

Wells Fargo Bank, National Association

Trustee

FORM OF INDENTURE

Dated as of            , 2004

[    ]% Senior Subordinated Notes Due 2019

SECTION 11.06.	Execution of Supplemental Indenture for Future Guarantors
SECTION 11.07.	Notation Not Required

ARTICLE 12 Subordination Of The Guarantees

SECTION 12.01.	Agreement To Subordinate
SECTION 12.02.	Liquidation, Dissolution or Bankruptcy
SECTION 12.03.	Default on Designated Senior Indebtedness of a Guarantor
SECTION 12.04.	Demand for Payment.
SECTION 12.05.	When Distribution Must Be Paid Over
SECTION 12.06.	Subrogation
SECTION 12.07.	Relative Rights
SECTION 12.08.	Subordination May Not Be Impaired by a Guarantor
SECTION 12.09.	Right of Trustee and Paying Agent
SECTION 12.10.	Distribution or Notice to Representative
SECTION 12.11.	Article 12 Not To Prevent Events of Default or Limit Right To Accelerate
SECTION 12.12.	Trustee Entitled To Rely
SECTION 12.13.	Trustee To Effectuate Subordination
SECTION 12.14.	Trustee Not Fiduciary for Holders of Senior Indebtedness of Guarantor
SECTION 12.15.	Reliance by Holders of Senior Indebtedness of a Guarantor on Subordination Provisions
SECTION 12.16.	Defeasance

ARTICLE 13 Miscellaneous

SECTION 13.01.	Trust Indenture Act Controls
SECTION 13.02.	Notices
SECTION 13.03.	Communication by Holders with Other Holders
SECTION 13.04.	Certificate and Opinion as to Conditions Precedent
SECTION 13.05.	Statements Required in Certificate or Opinion
SECTION 13.06.	When Notes Disregarded
SECTION 13.07.	Rules by Trustee, Paying Agent and Registrar
SECTION 13.08.	Legal Holidays
SECTION 13.09.	Governing Law
SECTION 13.10.	No Recourse Against Others
SECTION 13.11.	Successors
SECTION 13.12.	Multiple Originals
SECTION 13.13.	Table of Contents; Headings

Exhibit A	-	Form of Global Note
Exhibit B	-	Form of Supplemental Indenture for Guarantors
Exhibit C	-	Form of Solvency Certificate

Certain Sections of this Indenture relating to Sections 310 through 318 inclusive of the Trust Indenture Act of 1939:

Trust Indenture Act Section	Indenture Section

§ 310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(b)	7.11
§ 311(a)	7.12
(b)	7.12
§ 312(a)	2.06
(b)	13.03
(c)	13.03
§ 313(a)	7.06
(b)	7.06
(c)	7.06
(d)	7.06
§ 314(a)	4.02
(a)(4)	13.04
7.05
(b)	Not Applicable
(c)(1)	13.05
(c)(2)	13.05
(c)(3)	Not Applicable
(d)	Not Applicable
(e)	13.05
§ 315(a)	7.01
(b)	7.05
(c)	7.01
(d)	7.01
(d)(1)	7.01
(d)(2)	7.01
(d)(3)	6.05
(e)	6.12

v

Trust Indenture Act Section	Indenture Section
§ 316(a)	6.05
6.04
(a)(1)(A)	13.06
6.05
(a)(1)(B)	6.04
(a)(2)	Not Applicable
(b)	6.07
(c)	9.05

§ 317(a)(1)	6.03
(a)(2)	6.09
(b)	2.05
§ 318(a)	13.01

This cross-reference table shall not for any purpose be deemed to be part of this Indenture.

INDENTURE, dated as of              , 2004 (as amended, supplemented or otherwise modified from time to time, this “Indenture”), among OTELCO INC., a Delaware corporation (the “Company”), each subsidiary of the Company listed on the signature pages hereto (the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of the Notes.  Each Guarantor party hereto as of the date hereof has duly authorized the execution and delivery of this Indenture to provide for its guarantee of the Notes, as provided in this Indenture.  Each Guarantor party hereto as of the date hereof has received good and valuable consideration for its execution and delivery of this Indenture and its guarantee of the Notes.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of (i) the Company’s ____% senior subordinated notes issued on the date hereof (the “Original Notes”), and (ii) any Additional Notes (as defined herein) that may be issued on any date after the Issue Date, it is mutually agreed, for the benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“Acquired Indebtedness” means, with respect to any specified Person:

(i)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person; and

(ii)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus, without duplication:

(i)       taxes paid and provision for taxes based on income or profits of such Person for such period to the extent such taxes or provision for taxes were deducted in computing Consolidated Net Income, plus

(ii)      Consolidated Interest Expense of such Person for such period to the extent the same was deducted in computing Consolidated Net Income, plus

(iii)     Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such Consolidated Depreciation and Amortization Expense was deducted in computing Consolidated Net Income, plus

(iv)     any non-recurring fees, expenses or charges related to any Securities Offering, Permitted Investment, acquisition, or Indebtedness permitted to be Incurred by this Indenture (in each case, whether or not successful), deducted in such period in computing Consolidated Net Income, plus

(v)      the amount of annual management and advisory fees and related expenses paid to Seaport Capital, deducted in such period in computing Consolidated Net Income during any period prior to the Issue Date, plus

(vi)     any other non-cash charges reducing Consolidated Net Income for such period (excluding any such charge which requires an accrual of, or cash reserve for, anticipated cash charges for any future period).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of Sections 4.06 and 4.07 only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Sale” means:

(i)    the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(ii)   the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a)           a disposition of Cash Equivalents or Investment Grade Securities in the ordinary course of business;

(b)           the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(c)           any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;

(d)           any disposition of assets with an aggregate Fair Market Value of less than $5.0 million;

(e)           any disposition of property or assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(f)            any exchange of like-kind property pursuant to Section 1031 of the Internal Revenue Code for use in a Similar Business;

(g)           sales of assets received by the Company upon the foreclosure on a Lien;

(h)           any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)            contemporaneous exchanges by the Company or any Restricted Subsidiary of Communication Assets for other Communications Assets in the ordinary course of business so long as the applicable Communication Assets received by the Company or such Restricted Subsidiary have at least substantially equal Fair Market Value as determined by a majority of the Board of Directors in good faith;

(j)            the grant of Liens not prohibited by this Indenture;

(k)           any disposition of obsolete, worn out, uneconomical or surplus property or equipment in the ordinary course of business;

(l)             licenses of intellectual property;

(m)          any disposition of Designated Noncash Consideration; and

(n)           sales of inventory in the ordinary course of business consistent with past practices and sales of equipment upon termination of a contract with a client entered into in the ordinary course of business pursuant to the terms of such contract.

“Bankruptcy Law” means Title 11, United States Code, or any similar federal or state or foreign law for the relief of debtors.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in Minnesota or New York State are authorized or required by law to close.

“Capital Expenditures” means any expenditure required to be classified as a capital expenditure in accordance with GAAP.

“Capital Stock” means:

(i)    in the case of a corporation, corporate stock, including, without limitation, corporate stock represented by IDSs and corporate stock outstanding upon the separation of IDSs into the securities represented thereby;

(ii)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii)     in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv)     any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(i)    U.S. dollars and foreign currency exchanged into U.S. dollars within 180 days;

(ii)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(iii)     certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated at least “A” or the equivalent thereof by Moody’s or S&P;

(iv)     repurchase obligations for underlying securities of the types specified in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v)      commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-2” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(vi)     investment funds investing at least 95% of their assets in securities of the types specified in clauses (i) through (v) above;

(vii)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P; and

(viii)   Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s.

“Change of Control” means the occurrence of any of the following events:

(i)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets on a consolidated basis to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders;

(ii)  the adoption of a plan relating to the liquidation or dissolution of the Company;

(iii)     the consummation of any transaction the result of which is that any Person or group (as such term is used in Section 13 (d) (3) of the Exchange Act) other than the Permitted Holders is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such Person or group shall be deemed to have ‘‘beneficial ownership’’ of all shares that any such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of the voting stock of the Company, by way of purchase, merger or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of such transaction);

(iv)     the merger or consolidation of the Company with or into another Person or the merger of another Person into the Company with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers, or trustees of the Person surviving such merger or consolidation, in each case other than creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of such transaction; or

(v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Class A Common Stock” means the Company’s Class A common stock represented by the IDSs, par value $0.01 per share.

“Class B Common Stock” means the Company’s Class B common stock, par value $0.01 per share.

“Communication Assets” means any property or assets, whether real, personal or mixed, tangible, including Capital Stock in, and other securities of, any other Person, including licenses and applications, bids and agreements to acquire licenses, or other authority to provide telecommunication services, previously granted, or to be granted, by the Federal Communications Commission, used or intended for use primarily in connection with a Similar Business.

“Company” means Otelco Inc. until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained in this Indenture and required by the Trust Indenture Act, each other obligor on the Notes.

“consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income, determined on a consolidated basis and otherwise determined in accordance with GAAP, plus, to the extent not included in such consolidated interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, without duplication:

(i)       interest expense attributable to leases constituting part of a Sale/Leaseback Transaction and/or Capitalized Lease Obligations;

(ii)      amortization of debt discount and debt issuance cost;

(iii)     capitalized interest;

(iv)     non-cash interest expense;

(v)      commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(vi)    net costs associated with Hedging Obligations (including amortization of fees);

(vii)   interest Incurred in connection with Investments in discontinued operations;

(viii)   interest in respect of Indebtedness of any other Person to the extent such Indebtedness is guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary; and

(ix) the earned discount or yield with respect to the sale of receivables.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(i)       any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded;

(ii)      any increase in amortization or depreciation resulting from purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded;

(iii)     the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(iv)     any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(v)      any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors) shall be excluded;

(vi)    the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(vii)   the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or in similar distributions have been legally waived; provided that the net loss of any such Restricted Subsidiary shall be included;

(viii)   any non-cash compensation expense realized for grants of performance shares, stock options or other stock awards to officers, directors and employees of the Company or any Restricted Subsidiary shall be excluded; and

(ix)     any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 4.04 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 4.04(c)(iv).

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who:

(i)    was a member of the Company’s Board of Directors on the date of this Indenture; or

(ii)   was nominated for election or elected to the Board of Directors with the affirmative vote of at least a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of the nomination or election.

“Credit Agreement” means the credit agreement dated as of [     ] 2004, among the Company, the Subsidiaries of the Company named therein, the financial institutions from time to time a party thereto and General Electric Capital Corporation, as Administrative Agent, as amended, restated, supplemented, waived, replaced, restructured, repaid, increased, refunded, refinanced or otherwise modified from time to time (whether or not terminated and whether with the original lenders or otherwise), including any successor or replacement facility extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness under such agreement or increasing the amount of available borrowings thereunder (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refunding, refinancing or other modification thereto relating to increases in Indebtedness would be prohibited by the terms of this Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Notes at the time outstanding).

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depository” or “DTC” means The Depository Trust Company, its nominees and their respective successors.

“Designated Capital Expenditures” means the positive result, if any, of (A) Capital Expenditures for the relevant period minus (B) Net Available Cash (except to the extent such Net Available Cash is included in Adjusted EBITDA) of any asset sale (net of repayments of Indebtedness therewith) applied pursuant to the Asset Sales provisions of the Credit Agreement to finance such Capital Expenditures and pursuant to Section 4.06.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’

Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) that is issued for cash (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.04(c).

“Designated Senior Indebtedness” means (i) the Senior Lender Indebtedness and (ii) any other Senior Indebtedness of the Company with a principal amount in excess of $25.0 million and designated by the Company as Designated Senior Indebtedness.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(i)    matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise;

(ii)   is convertible or exchangeable for Indebtedness or Disqualified Stock; or

(iii)     is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the first anniversary of the maturity date of the Notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such first anniversary shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. Notwithstanding any provision to the contrary herein, the Company’s Class B common stock that is exchangeable for Additional Notes shall not be Disqualified Stock. In addition, notwithstanding clause (iii) of this definition, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.04.

“Dividend Suspension Period” means any period for which the Interest Coverage Ratio of the Company for the twelve-month period ended on the last day of the most recently ended fiscal quarter for which internal financial statements are available is less than 1.40 to 1.00.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excess Cash” shall mean, with respect to any period, Adjusted EBITDA of the Company for such period, minus the sum (without duplication) of the following, each determined for such period on a consolidated basis:

(i)    cash interest expense;

(ii)   deferred interest, if any, not otherwise included in clause (i);

(iii)  cash income tax expense;

(iv) Designated Capital Expenditures (except to the extent financed with an incurrence of indebtedness, until such indebtedness is repaid);

(v)  any item included under the definition of Adjusted EBITDA that reflects a cash payment, and

(vi) any mandatory prepayment that results in a permanent reduction to the principal amount (or commitments under a revolving facility) of Designated Senior Indebtedness prior to its scheduled maturity (to the extent not included in the clauses contained in clauses (i) and (ii) above); provided that if Senior Indebtedness is Incurred in any such period that replaces Designated Senior Indebtedness previously prepaid or commitments under a revolving facility are increased to previous levels, which prepayment (or reduction in commitments under a revolving credit facility) resulted in a reduction to Excess Cash pursuant to this clause, Excess Cash shall be increased by an amount up to such previous reduction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Conditions” mean the conditions set forth in Section 4.14(d) and the following conditions, all of which must be satisfied at the time that Class B common stock is exchanged in accordance with its terms into IDSs of the Company (the ‘‘Exchange’’):

(i)    the Exchange must comply with all applicable laws, including, without limitation, securities laws;

(ii)   the Exchange must occur pursuant to an effective registration statement in the United States;

(iii)  the Exchange will not conflict with or cause a default under any material financing agreement;

(iv) the Exchange will not cause a mandatory suspension of dividends or deferral of interest under any material financing agreement as of the measurement date immediately following the proposed exchange date; and

(v)  no Default or Event of Default has occurred and is continuing or will occur as a result of the Exchange under this Indenture.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the Company’s obligations under this Indenture and on the Notes by any Person in accordance with provisions of this Indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under

(i)    currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements, and

(ii)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Trustee’s books.

“IDSs” means the Company’s Income Deposit Securities, whether currently outstanding or as may be issued from time to time.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(i)  the principal and premium (if any) of any indebtedness of such Person, whether or not contingent:

(a)           in respect of borrowed money;

(b)            evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)           representing the deferred and unpaid purchase price of any property, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto;

(d)           in respect of Capitalized Lease Obligations; or

(e)           representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet  (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(ii)  to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(iii)  to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

provided, further, that any obligation of the Company or any Restricted Subsidiary in respect of (i) minimum guaranteed commissions, or other similar payments, to clients, minimum returns to clients or stop loss limits in favor of clients or indemnification obligations to clients, in each case pursuant to contracts to provide services to clients entered into in the ordinary course of business, and (ii) account credits to participants under the LTIP or any successor or similar compensation plan, shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a similar business of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Interest Coverage Ratio” for any period, means the ratio of Adjusted EBITDA to Consolidated Interest Expense for the twelve-month period ended on the last day of any fiscal quarter.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment Grade Securities” means:

(i)  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(ii)  debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(iii)  investments in any fund that invests exclusively in investments of the type specified in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration (including agreements providing for the adjustment of purchase price) of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(i)  ”Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii)  any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means the first date on which any Notes are authenticated.

“Leverage Ratio” means, with respect to any Person on any date, the ratio of:

(i)  total Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis as of such date (which shall include the average daily balance of Indebtedness under any revolving credit facility during the twelve-month period ended on the last day of the most recently ended fiscal quarter) to

(ii) the Adjusted EBITDA of such Person for the most recently ended twelve-month period ended on the last day of any fiscal quarter.

In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Leverage Ratio is being calculated but prior to the event for which the calculation of the Leverage Ratio is made (the ‘‘Calculation Date’’), then the Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated interest coverage obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition or disposition, have discontinued any operation, or have engaged in merger or consolidation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“LTIP” means any long-term incentive or similar compensation plan maintained by the Company or its Restricted Subsidiaries.

“Management Group” means the group consisting of the directors, executive officers and other personnel of the Company on the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(ii) all payments made on any Indebtedness that is secured by any property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other considerations received in any other noncash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(b)(i)) to be paid as a result of such transaction (including in order to obtain any required consent therefor), and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes” means the Original Notes and any Additional Notes unless expressly provided otherwise.

“Notes Custodian” means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of the Notes.

“Officer” means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel.  The counsel may be an employee of or counsel to the Company.

“Option” means the right given to the underwriters to purchase up to 865,940 additional IDSs, representing 865,940 shares of the Class A Common Stock and $[            ] aggregate principal amount of Notes for the purpose of covering over-allotments in connection with the sale of IDSs pursuant to the underwriting agreement, dated as of [            ], 2004, among the Company, the guarantors named therein and CIBC World Markets Corp., RBC Capital Markets Corporation and UBS Securities LLC, as representatives of the underwriters named therein (the “Underwriting Agreement”).

“Pari Passu Indebtedness” means

(i) with respect to the Company, the Notes and any other Indebtedness of the Company, other than Senior Indebtedness, Secured Indebtedness or Subordinated Indebtedness of the Company; and

(ii) with respect to any Guarantor, its Guarantee and any other Indebtedness of such Guarantor, other than Senior Indebtedness,  Secured Indebtedness or Subordinated Indebtedness of such Guarantor.

“Permitted Asset Swap” means any one or more transactions in which the Company or any Restricted Subsidiary exchanges assets for consideration consisting of:

(i) assets used or useful in a Similar Business; and

(ii) any cash or Cash Equivalents, provided that such cash or Cash Equivalents shall be considered Net Proceeds from an Asset Sale.

“Permitted Holders” means Seaport Capital and the Management Group.

“Permitted Investments” means:

(i)  any Investment in the Company or any Restricted Subsidiary;

(ii)  any Investment in Cash Equivalents or Investment Grade Securities;

(iii)  any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(iv)  any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(v)  any Investment existing on the Issue Date;

(vi)  advances to employees not in excess of $1.0 million outstanding at any one time in the aggregate;

(vii)  any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(viii)  Hedging Obligations permitted under Section 4.03(j);

(ix)  additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (ix) that are at that time outstanding, not to exceed the greater of 7.5% of Tangible Assets or $5.0 million at the time of such Investment

(with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(x)  loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business, and account credits and payments to participants under the LTIP or any successor or similar compensation plan;

(xi)  Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock); provided, however, that such Equity Interests shall not increase the amount available for Restricted Payments under Section 4.04(c);

(xii)  any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(2) (except transactions specified in clauses (ii), (iii), and (iv) of such paragraph);

(xiii)  Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xiv)  Guarantees issued in accordance with Section 4.03;

(xv)  any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

(xvi)  Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and

(xvii) loans to unaffiliated clients made in connection with entering into, renegotiating, renewing or amending contracts to provide products or services not to exceed $1.0 million in any fiscal year or $3.0 million in aggregate amount at any time outstanding.

“Permitted Junior Securities” shall mean debt or equity securities of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Company or such Guarantor that are subordinated to the payment of all then-outstanding Senior Indebtedness of the Guarantors at least to the same extent that the Notes are subordinated to the payment of all Senior Indebtedness of the Guarantors on the Issue Date, so long as (a) to the extent that any Senior Indebtedness of the Company outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either (x) the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (y) such holders receive securities which constitute Senior Indebtedness and which have been determined by the relevant court to constitute satisfaction in full in cash of any Senior Indebtedness not paid in full in cash, and (b) in the case of debt securities, such debt securities:

(1)           are unsecured;

(2)           have no maturity, amortization, sinking fund, repayment or similar payment earlier than one year after the final maturity of all Senior Indebtedness of the Company then outstanding (as such Senior Indebtedness may be modified pursuant to any such reorganization or readjustment);

(3)           do not require the cash payment of principal, interest or other cash amounts until such time as all Senior Indebtedness of the Company then outstanding (as such Senior Indebtedness may be modified pursuant to any such reorganization or readjustment) has been paid in full in cash or cash equivalents acceptable to holders of such Senior Indebtedness;

(4)           shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such debt securities than those in effect with respect to the Notes on the Issue Date (or the Senior Indebtedness, after giving effect to such reorganization or readjustment); and

(5)           to the extent that the same are to be guaranteed, shall only be guaranteed by subsidiaries of the Company that have guaranteed the Senior Indebtedness of the Company (as such Senior Indebtedness may be modified pursuant to any such reorganization or readjustment) and such guarantees shall be subordinated at least to the same extent as the Note Guarantees are subordinated to the payment of all Senior Indebtedness of the Subsidiary Guarantors.

“Permitted Liens” means, with respect to any Person:

(i)  pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(ii)  Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(iii)  Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(iv)  Liens in favor of issuers of performance and surety bonds or bid bonds or completion guarantees or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v)  minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(vi)  Liens securing Indebtedness permitted to be incurred pursuant to Section 4.03(d);

(vii)  Liens to secure Indebtedness permitted pursuant to Section 4.03(a);

(viii)  Liens existing on the Issue Date;

(ix)  Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(x)  Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(xi)  Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.03;

(xii)  Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Indenture secured by a Lien on the same property securing such Hedging Obligations;

(xiii)  Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xiv)  leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(xv)  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(xvi)  Liens in favor of the Company;

(xvii)  Liens on equipment of the Company granted in the ordinary course of business to the Company’s client at which such equipment is located;

(xviii)  Liens encumbering deposits made in the ordinary course of business to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and set-off;

(xix)  Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by this Indenture;

(xx)  Liens to secure Indebtedness permitted by Section 4.03(l); and

(xxi)  Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (vi), (vii), (viii), (ix), (x), (xi), (xii) and (xx); provided, however, that (y) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (z) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness specified under clauses (vi), (vii), (viii), (ix), (x), (xi), (xii) or (xx) at the time the original Lien became a Permitted Lien under this Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Person” means any individual, corporation, partnership, business trust, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Redemption Date” when used with respect to any Note to be redeemed or purchased means the date fixed for such redemption or purchase by or pursuant to this Indenture and the Notes.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

“S&P” means Standard and Poor’s Ratings Group

“SEC” means the Securities and Exchange Commission.

“Seaport Capital” means Seaport Capital Partners II, L.P. and its affiliates.

“Secured Indebtedness” means any Indebtedness of the Company or any Subsidiary secured by a Lien.

“Securities Offering” means any public or private sale of IDSs or common stock or Preferred Stock of the Company (other than Disqualified Stock), other than public offerings with respect to IDSs or the Company’s Common Stock registered on Form S-8.

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto.

“Senior Indebtedness” with respect to the Company or any Guarantor means the Senior Lender Indebtedness and all other Indebtedness of the Company or such Guarantor, including principal and interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary of the Company at a rate specified in the applicable Senior Indebtedness, whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including make-whole payments, fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior, or are subordinated, in right of payment to the Notes or such Guarantor’s Guarantee, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(i) any obligation of the Company to any Subsidiary of the Company or of such Guarantor to the Company or any other Subsidiary of the Company;

(ii) any liability for federal, state, local or other taxes owed or owing by the Company or such Guarantor;

(iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(iv) any Indebtedness or obligation of the Company or such Guarantor which is Pari Passu Indebtedness;

(v) any obligations with respect to any Capital Stock; and

(vi) any Indebtedness Incurred in violation of this Indenture, provided that as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause if the holder(s) of such Indebtedness or their representative shall have received an Officers’ Certificate (or representation and warranty) from the Company to the effect that the incurrence of such

Indebtedness does not (or in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate this Indenture.

“Senior Lender Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement, the other Senior Credit Documents and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor, as applicable, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from

 (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased wireline, wireless, digital subscriber line or cable television facilities,

 (ii) the sale or provision of phone cards, ‘‘800’’ services, voice mail, switching, enhanced communications services, telephone directory or telephone number information services or communications network intelligence, or

 (iii) any business ancillary or directly related to the businesses referred to in clause (i) or (ii);

provided that the determination of what constitutes a Similar Business shall be made in good faith by the Board of Directors.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means, any Indebtedness of the Company or any Guarantor, the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Guarantee.

“Subsidiary” means, with respect to any Person:

(i)  any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(ii)  any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“TIA” and “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date, except as provided in Section 9.04.

“Tangible Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, as shown on the most recent balance sheet of the Company.

“Tax event” means the receipt by the Company of an opinion of counsel, rendered by a nationally recognized law firm experienced in such matters, to the effect that, within 90 days of receipt of the opinion, the Company is not or would not be, permitted to deduct all or a substantial portion of the interest payable on the Notes for U.S. federal income tax purposes as a result of

(i) any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or

(ii) any official administrative pronouncement (including, without limitation, Notice, Announcement or Revenue Ruling) or judicial decision interpreting or applying such laws or regulations, in each case, which is announced on or after the date on which the IDSs were initially issued and sold.

“Transactions “ means the transactions occurring in connection with the consummation of  the sale of IDSs pursuant to the Underwriting Agreement (the “Offering”), including without limitation repayment of existing indebtedness, the incurrence of Indebtedness under the Notes, the Credit Agreement, distribution of proceeds and the Company’s concurrent acquisition of Mid-Missouri Holding Corp.

“Trust Officer” means

(i) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(ii) who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor and if at any time there is more than one such party, “Trustee” as used with respect to the securities of any series shall mean the trustee with respect to securities of that series.

“Unrestricted Subsidiary” means:

(i)  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(ii)  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided further, however, that either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x)(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in Section 4.03 or (2) the Leverage Ratio for the Company and its Restricted Subsidiaries would be less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Company’s option.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section

“Additional Notes”	2.01
“Affiliate Transaction”	4.07
“Agent Members”	2.02
“Asset Sale Offer”	4.06
“Automatic Exchange”	4.14
“Bankruptcy Law”	6.01
“Blockage Notice”	10.03
“Calculation Date”	1.01 in “Leverage Coverage Ratio”
“Change of Control Offer”	4.09
“covenant defeasance option”	8.02
“Custodian”	6.01
“Deferred Interest”	4.01
“Event of Default”	6.01
“Excess Proceeds”	4.06
“Global Note”	2.02(a)
“Guarantee Blockage Notice”	12.03
“Guarantee Payment Blockage Period”	12.03
“Guaranteed Obligations”	11.01
“Initial Lien”	4.08
“judgment default provision”	6.01
“legal defeasance option”	8.02
“Legal Holiday”	13.08
“Notice of Default”	6.01
“Offer Period”	4.06
“Offering “	1.01 in “Transactions”
“Original Notes”	Preamble
“pay its Guarantee”	12.03

“pay the Notes”	10.03
“Paying Agent”	2.04
“Payment Blockage Period”	10.03
“Physical Notes”	2.02
“Redemption Date”	3.07
“Refinancing Indebtedness”	4.03
“Refunding Capital Stock”	4.04
“Registrar”	2.04
“Restricted Payments”	4.04
“Retired Capital Stock”	4.04
“SEC Reports”	4.02
“Successor Guarantor”	5.01
“Successor Company”	5.01
“Trustee Reports”	4.02

SECTION 1.03. Incorporation by Reference of Trust Indenture Act.  This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture. The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes and the Guarantees.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company, the Guarantors and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

If any provision hereof limits, qualifies or conflicts with a provision of the TIA that is required under the TIA to be a part of and govern this Indenture, the latter provision shall control.  If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed (i) to apply to this Indenture as so modified or (ii) to be excluded, as the case may be.

SECTION 1.04. Rules of Construction.  Unless the context otherwise requires:

(1)   all “dollars” are in U.S. dollars, unless otherwise stated;

(2)   a term defined in this Indenture has the meaning assigned to it in this Indenture;

(3)   an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(4)   “or” is not exclusive;

(5)   “including” means including without limitation;

(6)   words in the singular include the plural and words in the plural include the singular;

(7)   the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(8)   any reference to a Section or Article refers to such Section or Article of this Indenture.

(9)   unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(10) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company thereof dated such date prepared in accordance with GAAP;

(11) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater.

ARTICLE 2

THE NOTES

SECTION 2.01. The Notes; Amount Unlimited.  There is hereby established a series of Notes to be issued under this Indenture, which are designated as the Company’s “[       ]% Secured Notes due 2019.”

The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.  The Original Notes shall be issued in an aggregate principal amount of $73,615,680 (or $80,127,549,    if the Option is exercised within 30 days of the Issue Date).  Any additional          % senior subordinated notes of the Company issued after the date of this Indenture (“Additional Notes”) shall be part of the same series as the Original Notes, and shall have substantially identical terms and conditions as the Original Notes and will be guaranteed by the Guarantors on the same basis as the Original Notes.

With respect to any Additional Notes issued after the Issue Date, they shall be (i) established in or pursuant to a resolution of the Board of Directors and (ii) (A) set forth or determined in the manner provided in an Officers’ Certificate or (B) established in one or more supplemental indentures hereto, prior to the issuance of such Additional Notes.

Additional Notes shall be issued with identical terms as the Original Notes set forth in this Indenture except for any variation in issuance date and, upon the issuance of Additional Notes with original issue discount (and any issuance of Additional Notes thereafter), CUSIP number. If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

The Company shall only be entitled to issue Additional Notes in compliance with Section 4.14.

As long as any Notes are outstanding, any Holder of Notes and shares of Class A common stock may, at any time and from time to time, combine these securities to form IDSs unless the IDSs have previously been automatically separated as a result of the continuance of a payment default on the Notes for 90 days, or the redemption or maturity of any Notes.

SECTION 2.02. Form and Dating.  (a)  General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture; provided that any Additional Notes may have such applicable revisions to the form set forth in Exhibit A hereto as are necessary to reflect the terms of such Additional Notes established pursuant to Section 2.01.  In addition, the Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).  Each Note shall be dated the date of its authentication.  The Notes shall be issuable only in registered form without interest coupons.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)  Global Notes.  Notes offered and sold pursuant to this Indenture shall, unless (in the case of Additional Notes) the Company otherwise notifies the Trustee in writing, be issued in the form of one or more permanent global Notes in definitive, fully registered form in substantially the form set forth in Exhibit A (each, a “Global Note”).  The aggregate principal amount of a Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar or the Depository, as hereinafter provided.

(c)  Book-Entry Provisions.  This Section 2.02(c) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.02(c) and pursuant to a written order of the Company signed by one or more Officers, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as Notes Custodian.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as Notes Custodian or under such Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d)  Global Note Legend.  Each Global Note shall bear the following legend or such other legend as may be required by the Depository from time to time:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THE COMPANY MAY SUBSEQUENTLY ISSUE NOTES THAT ARE IDENTICAL IN ALL MATERIAL RESPECTS TO THIS NOTE BUT HAVE ORIGINAL ISSUE DISCOUNT.  IN SUCH CASE, THE HOLDER OF THIS NOTE WILL EXCHANGE A PORTION OF HIS NOTES FOR SUCH NEWLY ISSUED NOTES WITH ORIGINAL ISSUE

DISCOUNT.  THE AGGREGATE PRINCIPAL AMOUNT OF NOTES OWNED BY SUCH HOLDER, HOWEVER, WILL NOT CHANGE AS A RESULT OF SUCH EXCHANGE.  WITH RESPECT TO SUCH NEWLY ISSUED NOTES WITH ORIGINAL DISCOUNT, A HOLDER MAY OBTAIN THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, THE ISSUE PRICE AND THE YIELD TO MATURITY BY SUBMITTING A WRITTEN REQUEST TO THE COMPANY.

In addition, the Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(e)  Physical Notes; Legend.  Except as provided in Section 2.07 or 2.08, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes (“Physical Notes”). Each Physical Note shall bear the following legend:

THE COMPANY MAY SUBSEQUENTLY ISSUE NOTES THAT ARE IDENTICAL IN ALL MATERIAL RESPECTS TO THIS NOTE BUT HAVE ORIGINAL ISSUE DISCOUNT.  IN SUCH CASE, THE HOLDER OF THIS NOTE WILL EXCHANGE A PORTION OF HIS NOTES FOR SUCH NEWLY ISSUED NOTES WITH ORIGINAL ISSUE DISCOUNT.  THE AGGREGATE PRINCIPAL AMOUNT OF NOTES OWNED BY SUCH HOLDER, HOWEVER, WILL NOT CHANGE AS A RESULT OF SUCH EXCHANGE.  WITH RESPECT TO SUCH NEWLY ISSUED NOTES WITH ORIGINAL DISCOUNT, A HOLDER MAY OBTAIN THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, THE ISSUE PRICE AND THE YIELD TO MATURITY BY SUBMITTING A WRITTEN REQUEST TO THE COMPANY.

In addition, the Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

SECTION 2.03. Execution and Authentication.  One or more Officers shall sign the Notes for the Company by manual or facsimile signature.  If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.  All Notes shall be dated the date of their authentication.

The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by one Officer, (1) Original Notes for original issue on the date hereof in an aggregate principal amount of up to $73,615,680 (or $80,127,549, if the Option is exercised within 30 days of the Issue Date), and (2) subject to the terms of this Indenture, Additional Notes in an unlimited aggregate principal amount.  Such order shall specify the amount of Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Original Notes or Additional Notes.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes.  Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company.  Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.04. Registrar and Paying Agent.  The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent, and the term “Registrar” includes any co-registrars.  The Company initially appoints the Trustee as (i) Registrar and Paying Agent in connection with the Notes and (ii) the Notes Custodian with respect to the Global Notes.

The Company shall notify the Trustee of the name and address of any such agent.  If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (1) acceptance of an appointment by a successor agent as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (2) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (1) above.  The Registrar or Paying Agent may resign at any time upon written notice; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

SECTION 2.05. Paying Agent To Hold Money in Trust.  On or prior to each due date of the principal and interest on any Note, the Company shall deposit with the Paying Agent (or if the Company or a Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum (in U.S. dollars only) sufficient to pay such principal and interest when due.  The Company shall require each Paying Agent (other than the Trustee and except as set forth in the next sentence) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee of any default by the Company in making any such payment.  If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent.  Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.  Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.06. Holders Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.  If the Trustee is not the Registrar, the Company shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.07. Transfer and Exchange.  The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with this Section 2.07.  When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of Section 8-401(a)(1) of the Uniform Commercial Code are met.  When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met.  To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes upon the Company’s order or at the Registrar’s request.  The Company shall not be required to make and the Registrar need not register transfers or exchanges of Notes (i) selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed), (ii) during a period beginning at the opening of business 15 days prior to a selection of Notes to be redeemed and ending on the relevant Redemption Date,  (iii) tendered in a Change of Control Offer or Asset Sale Offer or (iv) during a period beginning on the opening of business 15 days before a record date for the payment of interest and ending on the applicable succeeding interest payment date.

(a)  Transfer and Exchange of Physical Notes.  When Physical Notes are presented to the Registrar with a request to register the transfer of such Physical Notes or to exchange such Physical Notes for an equal principal amount of Physical Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Physical Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing; and

(ii)   are accompanied by the following additional information and documents, as applicable:

(A)   if such Physical Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Note); or

(B)   if such Physical Notes are being transferred to the Company, a certification to that effect (in the form set forth on the reverse side of the Note).

(b)  Restrictions on Transfer of a Physical Note for a Beneficial Interest in a Global Note. Other than pursuant to an Automatic Exchange in compliance with Section 4.14, a Physical Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Physical Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Physical Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Notes Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Physical Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Physical Note so canceled.  If no Global Notes are then outstanding and the Global Note has not been previously exchanged for Physical Notes pursuant to Section 2.08, the Company shall issue and the Trustee shall authenticate, upon written order of one or more officers of the Company, a new Global Note in the appropriate principal amount.

(c)  Transfer and Exchange of Global Notes.

(i)  Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(ii)  The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(iii)  Notwithstanding any other provisions of this Article 2 (other than the provisions set forth in Section 2.08), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(d)  Cancellation or Adjustment of Global Notes.  At such time as all beneficial interests in a Global Note have either been exchanged for Physical Notes (other than pursuant to an Automatic Exchange in compliance with Section 4.14), transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Depository to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Physical Notes (other than pursuant to an Automatic Exchange in compliance with Section 4.14), transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(e)  Obligations with Respect to Transfers and Exchanges of Notes.  (i)  To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Physical Notes and Global Notes at the Registrar’s request.

(ii)   No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 4.06, 4.08 and 9.05 of this Indenture).

(iii)  The Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary. All such payments so made to any such Person, or upon such Person’s order, shall be valid, and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for moneys payable upon any Note.

(iv)  All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

SECTION 2.08. Physical Notes.

(a)   A Global Note deposited with the Depository or with the Trustee as Notes Custodian pursuant to Section 2.02 shall be transferred to the beneficial owners thereof in the form of Physical Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.07 and (i) the Depository notifies the Company that it is unwilling or unable to continue as a Depository for such Global Note or if at any time the Depository ceases to be a “clearing agency” registered under the Exchange Act, and the Company is unable to find a successor depositary or

(ii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Physical Notes under this Indenture.

(b)   Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.08 shall be surrendered by the Depository to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be registered in such names as the Depository shall direct.

(c)   Subject to the provisions of Section 2.08(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d)   In the event of the occurrence of any of the events specified in Section 2.08(a)(i), (ii) or (iii), the Company will promptly make available to the Trustee a reasonable supply of Physical Notes in fully registered form without interest coupons.

SECTION 2.09. Replacement Notes.  If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, including that the Holder (i) satisfies the Company or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (ii) makes such request to the Company or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code, (iii) if required by the Trustee or the Company, furnish an indemnity bond sufficient in the judgment of the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss that any of them may suffer if a Note is replaced and (iv) satisfies any other reasonable requirements of the Trustee.  In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Upon the issuance of any new Note under this Section 2.09, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every replacement Note is an additional obligation of the Company.

The provisions of this Section 2.09 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.10. Outstanding Notes.  Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those specified in this Section as not outstanding.  Subject to Section 13.06, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.09, it ceases to be outstanding.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.11. Temporary Notes.  In the event that Physical Notes are to be issued under the terms of this Indenture, until such Physical Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Physical Notes but may have variations that the Company considers appropriate for temporary Notes.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Physical Notes and deliver them in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Company, without charge to the Holder.

SECTION 2.12. Cancellation.  The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver proof of canceled Notes to the Company pursuant to written direction by an Officer.  The Company may not issue new Notes to replace Notes it has redeemed or paid.  The Trustee shall not authenticate Notes in place of cancelled Notes other than pursuant to the terms of this Indenture.

SECTION 2.13. CUSIP Numbers.  The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  Additional Notes may have a different CUSIP number than the Original Notes (which will occur in connection with an issuance of Additional Notes with original issue discount and any issuance of Additional Notes thereafter) and be part of the same series as the Original Notes having identical terms, conditions and entitlements.  The Company, upon becoming aware, through written notice, of any change in such “CUSIP” numbers, shall promptly notify the Trustee of such change.

SECTION 2.14. Tax Treatment.  The Company agrees, and by acceptance of beneficial ownership interest in the Notes each beneficial owner of Notes shall be deemed to have agreed, (1) to treat itself as owner of the Notes for all purposes, including the preparation and filing of any United States federal, state, local or foreign tax return, report, or other information; (2) to treat the Notes as indebtedness for all tax purposes and (3) to treat the acquisition of an IDS as the acquisition of the Notes and Class A Common Stock which are represented by the IDS and to allocate the purchase price of the IDS between the Notes and the Class A Common Stock in the proportions set forth in paragraph 23 of the Notes.

SECTION 2.15. Maturity.  The Notes shall mature on [  ], 2019 unless redeemed earlier pursuant to Article 3 of this Indenture.

ARTICLE 3

REDEMPTION

SECTION 3.01. Notices to Trustee.  If the Company elects to redeem Notes pursuant to Section 3.07, it shall notify the Trustee in writing of the Redemption Date and the principal amount of Notes to be redeemed.

The Company shall give each notice to the Trustee provided for in this Section at least 30 days before the Redemption Date unless the Trustee consents to a shorter period.  Such notice shall be accompanied by an Officers’ Certificate from the Company to the effect that such redemption shall comply with the conditions herein.  Any such notice may be canceled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

SECTION 3.02. Selection of Notes to be Redeemed.  In the case of any partial redemption, selection of Notes for redemption shall be made by the Trustee not more than 60 days prior to the Redemption Date in compliance with the requirements of the principal national securities exchange, if any, on which such Notes of any series are listed, or if such Notes of such series are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.  If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note.

SECTION 3.03. Notice of Redemption.  At least 30 days but not more than 60 days before the Redemption Date, the Company, or the Trustee at the Company’s direction, shall mail a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder’s registered address; provided that in the event the Trustee is to mail such notice, the Company shall deliver to the Trustee, at least 30 days prior to the Redemption Date (unless the Trustee consents to a shorter period), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided below.

The notice shall identify the Notes to be redeemed and shall state:

(1)   the Redemption Date;

(2)   the redemption price and the amount of accrued and unpaid interest to the Redemption Date

(3)   the name and address of the Paying Agent;

(4)   that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(5)   that on the Redemption Date, the redemption price will become due and payable upon each such Note, and, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the Redemption Date;

(6)   the CUSIP number, if any, printed on the Notes being redeemed; and

(7)   that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.

The notice if mailed in the manner herein provided shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense.  In such event, the Company shall provide the Trustee with the information, along with a form of the notice, required by this Section.

SECTION 3.04. Effect of Notice of Redemption.  Once notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the redemption price stated in the notice.  Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest, if any, to the Redemption Date; provided, however, that if the Redemption Date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date.

SECTION 3.05. Deposit of Redemption Price.  Prior to 10:00 a.m., New York City time, on the Redemption Date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary is acting as the Paying Agent, the Company or such Subsidiary shall segregate and hold in trust) money (in U.S. dollars) sufficient to pay the redemption price of and accrued and unpaid interest, if any, on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Trustee for cancellation.

On and after the Redemption Date, unless the Company defaults in payment of the redemption price, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds (in U.S. dollars) sufficient to pay the principal of, plus accrued and unpaid interest (if any) on, the Notes to be redeemed, whether or not such Notes are presented for payment, and the only right of the Holders of such Notes (or portions thereof) will be to receive payment of the redemption price and subject to the next succeeding sentence, any accrued and unpaid interest on such Notes (or portions thereof) to the Redemption Date.  If any Note (or portion thereof) called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Note (or portion thereof).

SECTION 3.06. Notes Redeemed in Part.  Upon surrender and cancellation of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07. Redemption of Notes

    The Company may, at its option, redeem all, but not less than all, of the Notes at any time upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the redemption date, upon the occurrence of a Tax event.

Except as set forth in the preceding paragraph, the Company may not redeem Notes at its option prior to [                  ], 2011.

At any time and from time to time on or after [                  ], 2011, the Notes shall be redeemable, at the Company’s option, in whole or in part for cash at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the Notes redeemed, to the relevant Redemption Date, if redeemed during the 12-month period commencing on [                ] of the years set forth below:

Period	Redemption Price

2011%
2012%
2013%
2014%
2015%
2016 and thereafter	100.00%

SECTION 3.08. Automatic Separation of IDSs.  A full or partial redemption of the Notes will result in an automatic separation of the IDSs.

ARTICLE 4

COVENANTS

SECTION 4.01. Payment of Notes; Interest Deferral.  The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.  Prior to                , 2009, the Company may, at its election, defer interest payments on the Notes on one or more occasions for not more than eight quarters in the aggregate; provided that (1) at the end of each occasion, the Company will be obligated to resume quarterly payments of interest on the Notes including interest on deferred interest; and (2) no later than                 , 2009, the Company must pay in full all deferred interest, together with accrued interest thereon.

After               , 2009 the Company may, at its election, defer interest payments on the Notes on up to four occasions with respect to up to two quarters per occasion; provided that (1) the Company may not defer interest on any occasion after               , 2009 unless and until all interest deferred on any prior occasion, together with accrued interest thereon, has been paid in full; (2) at the end of each occasion, the Company will be obligated to resume quarterly payments of interest on the Notes including interest on deferred interest; and (3) no later than               , 2019, the Company must pay all deferred interest, together with accrued interest thereon.

On each occasion that the Company elects to defer interest, it will be required to deliver to the Trustee a copy of a resolution of the Company’s Board of Directors to the effect that, based upon a good-faith determination of the Company’s Board of Directors, (x) such interest deferral is reasonably necessary for bona-fide cash management purposes, whether indicated by cumulative distributable cash shortfall or otherwise, or to reduce the likelihood of or avoid a payment default under any Designated Senior Indebtedness or (y) as long as the Credit Agreement remains in effect, the Company has failed to maintain a fixed charge coverage ratio of at least 1.15:1:00 or a senior leverage ratio of not more than 3.20 to 1.00, in each case, as calculated in accordance with the provisions contained in the Credit Agreement as of the closing date hereof, irrespective of any subsequent changes to the Credit Agreement. However, no interest deferral may be commenced, and any on-going deferral shall cease, if (1) default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing; or (2) another Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default.

Deferred interest on the Notes will bear interest at the same rate as the stated rate of interest applicable to the Notes, compounded quarterly, until paid in full.

SECTION 4.02. Reports and Other Information  The Company shall file with the Trustee, within 15 days after it files such annual and quarterly reports, information, documents and other reports with the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (the ‘‘SEC Reports’’). If at any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall provide reports containing substantially the same information as that contained in the SEC Reports (the ‘‘Trustee Reports’’), such Trustee Reports to be provided at the same times the Company would have been required to provide the SEC Reports to the Trustee pursuant to the immediately preceding sentence had it then been subject to Section 13 or 15(d) of the Exchange Act, provided that the Trustee Reports need not include any certifications from officers of the Company.

SECTION 4.03. Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock .  The Company (i) shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock, and (ii) shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock if the Leverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.25 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations shall not apply to:

(a)   the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Senior Credit Documents and any related guarantees and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $100.0 million outstanding at any one time;

(b)   the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (excluding Additional Notes), and the Guarantees, as applicable;

(c)   Indebtedness existing on the date of this Indenture (other than Indebtedness specified in clauses (a) and (b));

(d)   Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (d) and all Refinancing Indebtedness (as defined below) Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (d), does not exceed the greater of 15% of Tangible Assets at the time of Incurrence or $10.0 million;

(e)   Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or with respect to agreements to provide services, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)   Indebtedness of the Company to a Restricted Subsidiary of the Company; provided that any such Indebtedness is subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(h)   shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary of the Company; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary holding such shares of Preferred Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary of the Company) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary of the Company; provided that if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary of the Company) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are incurred in the ordinary course of business (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding, (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k)   obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Company and any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (1), does not exceed $12.5 million at any one time outstanding;

(m)  any guarantee by the Company or a Guarantor of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary is permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n)   the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness which serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) of this paragraph, or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(i)   has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(ii)  has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

(iii) to the extent such Refinancing Indebtedness refinances Indebtedness pari passu with, or subordinate to, the Notes or the Guarantees, is pari passu with, or subordinate to, the Notes or the Guarantees, as applicable;

(iv) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing; and

(v)  shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Company or (y)

Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

and provided further that subclauses (i) and (ii) of this clause (n) shall not apply to any refunding or refinancing of any Senior Indebtedness;

(o)   Indebtedness or Disqualified Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of this Indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided, further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness or Disqualified Stock either (i) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first sentence of this covenant or (ii) the Leverage Ratio would be less than immediately prior to such acquisition;

(p)   The Incurrence by the Company or any Restricted Subsidiary of Indebtedness to finance, in whole or in part, an acquisition of a business or assets consummated within 60 days of such Incurrence; provided that after giving effect to such acquisition and the Incurrence of such Indebtedness the Leverage Ratio would be less than immediately prior to such acquisition;

(q)   Indebtedness of the Company and any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(r) the incurrence by the Company or any Restricted Subsidiary of Indebtedness, the net proceeds of which are used to defease the Notes as provided in Article 8 of this Indenture; and

(s)   Indebtedness represented by the issuance of Additional Notes and related Guarantees in connection with the exchange of Class B common stock of the Company outstanding on the Issue Date (or Class B common stock issued or distributed in respect of, or in substitution for, Class B common stock outstanding on the Issue Date, in connection with any stock split or combination) for IDSs provided that all the Exchange Conditions are satisfied at the time of such exchange and issuance.

For purposes of determining compliance with this Section 4.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness specified in clauses (a) through (s) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company may, in its sole discretion, classify or reclassify such item of Indebtedness or any portion thereof in any manner that complies with this covenant and such item or such portion of such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an

Incurrence of Indebtedness. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

SECTION 4.04. Limitation on Restricted Payments.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)   declare or pay any dividend or make any distribution or payment on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company, (B) dividends or distributions or payments by a Restricted Subsidiary that is a Wholly Owned Restricted Subsidiary or (C) dividends or distributions or payments by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)   purchase or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary;

(3)   make any principal payment on, cause a defeasance of, or purchase, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness;

(4)   make any Restricted Investment (all such payments and other actions set forth in this clause (4) and clauses (1), (2) and (3) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment,

(a)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)   (x) no Dividend Suspension Period shall have occurred and be continuing, (y) no Interest Deferral Period shall have occurred and be continuing, and (z) no interest deferred during a prior Interest Deferral Period (including interest thereon) remains unpaid; and

(c)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including, without duplication, Restricted Payments permitted by clauses (1), (4) and (6) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication:

(i)   100% of Excess Cash of the Company for the period (taken as one accounting period) from the fiscal quarter that first begins after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payments, plus

(ii)  100% of the aggregate net cash proceeds or property, other than cash, but only when and to the extent that such property is converted to cash, in each case received by the Company and its Restricted Subsidiaries since the Issue Date from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness, Disqualified Stock and Designated Preferred Stock or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) plus

(iii) 100% of the aggregate amount of contributions to the capital of the Company since the Issue Date received in cash or in property other than cash, but only when and to the extent that such property is converted to cash (other than Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock), plus

(iv) 100% of the aggregate amount of cash or property other than cash, but only when and to the extent that such property is converted to cash, in each case received from (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments, (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or (C) a distribution or dividend from an Unrestricted Subsidiary, plus

(v)  in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary, (A) 100% of the amount of Cash Equivalents on the balance sheet of such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (except to the extent such Cash Equivalents were financed with an incurrence of indebtedness) and (B) 100% of the aggregate net cash proceeds received by the Company (i) at the time of such redesignation, combination or transfer, or (ii) with respect to assets other than cash, but only when and to the extent that such property is converted to cash.

The foregoing provisions shall not prohibit:

(1)   the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

(2)   (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”) and (b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock or the sale of Subordinated Indebtedness;

(3)   the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with Section 4.03 hereof;

(4)   the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Leverage Ratio of no more than 6.25 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (4) does not exceed the net cash proceeds received by the Company from the sale of Designated Preferred Stock issued after the Issue Date;

(5)   the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company so long as (A) the principal amount of such new Subordinated Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired), (B) such Indebtedness is subordinated to the Senior Indebtedness and the Notes and the Guarantees at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (D) such

Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(6)   Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (6) that are at that time outstanding, not to exceed $5.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(7)   other Restricted Payments in an aggregate amount not to exceed $5.0 million;

(8)   repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(9)   the acquisition of Class B common stock outstanding on the Issue Date (or Class B common stock issued or distributed in respect of, or in substitution for, Class B common stock outstanding on the Issue Date, in connection with any stock split or combination) in connection with the issuance of IDSs upon exchange of the Class B common stock; provided that all the Exchange Conditions are satisfied at the time of such exchange and acquisition; provided further that such exchange and acquisition will not increase the amount available for Restricted Payments under clause (c)(ii) of the preceding paragraph; and

(10) repurchases of           shares of  Class B Common Stock and [   ]  IDSs on the Issue Date.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (3), (4), (6), (7) and (9), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

SECTION 4.05. Dividend and Other Payment Restrictions Affecting Subsidiaries.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)   (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)   make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)   sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)   contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

(2)   this Indenture, the Notes and the Guarantees;

(3)   applicable law or any applicable rule, regulation or order;

(4)   any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)   any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)   Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 4.03 and Section 4.08 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)   customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)   customary provisions contained in leases, licenses, agreements to provide services and other similar agreements entered into in the ordinary course of business that impose restrictions of the type specified in clause (c) above, including but not limited to, customary non-assignment provisions;

(10) other Indebtedness of Restricted Subsidiaries permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.03(l); or

(11) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 4.06. Asset Sales.  (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to cause or make an Asset Sale, unless (x) the Company, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of and (y) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company, or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of the following shall be deemed to be Cash Equivalents for the purposes of this provision:

(i)   any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets;

(ii)  any notes or other obligations or other securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into Cash Equivalents within 180 days of the receipt thereof (to the extent of the Cash Equivalents received); and

(iii) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause that is at that time outstanding, not to exceed the greater of 7.5% of Tangible Assets or $5.0 million (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b)   Within 365 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option to:

(i)   permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to temporarily reduce such Obligations) or other Senior Indebtedness or Pari Passu Indebtedness (provided that if the Company shall so reduce Obligations under Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(ii)  make an investment in any one or more businesses, capital expenditures or acquisitions of other assets in each case used or useful in a Similar Business, or set aside in respect of a project in connection therewith that has been commenced or for which a binding contractual commitment has been entered into; and/or

(iii) make an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale, or set aside in respect of a project in connection therewith that has been commenced or for which a binding contractual commitment has been entered into.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.”

When the aggregate amount of  Excess Proceeds exceeds $10.0 million, the Company shall make an offer to all Holders of Notes (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $10.0 million by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased pursuant to Section 4.06(c)(3). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c)   (1)  Promptly, and in any event within ten Business Days after the Company becomes obligated to make an Asset Sale Offer, the Company shall deliver to the Trustee and send, by first-class mail, postage prepaid, to each Holder at such Holder’s registered address, a written notice stating that the Holder may elect to have such Holder’s Notes purchased by the Company either in whole or in part (subject to prorating pursuant to Section 4.06(c)(3)), at the applicable purchase price.  The notice shall be mailed at least 30 but not more than 60 days before the purchase date.  If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

(2)   Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers’ Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b).  On such date, the Company shall also irrevocably deposit with the Trustee or with a paying agent (or, if the Company is acting as its own paying agent, segregate and hold in trust) an amount equal to the Excess Proceeds to be invested in Cash Equivalents selected by the Company and to be held for payment in accordance with the provisions of this Section 4.06.  Upon the expiration of the period for which the Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Company.  The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering Holder in the amount of the purchase price.  In the event that the Excess Proceeds delivered by the Company to the Trustee is greater than the purchase price of the Notes tendered, the Trustee shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with Section 4.06(b) above.

(3)   Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date.  Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Note purchased.  If at the expiration of the Offer Period more Notes are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such Notes for purchase shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements).  A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Note.  On and after the purchase date, unless the Company defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

(d)   The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

SECTION 4.07. Transactions with Affiliates.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $1.0 million, unless:

(1)  such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, the Company delivers to the Trustee a resolution adopted by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions shall not apply to the following:

(i)   transactions between or among the Company and/or any of its Restricted Subsidiaries;

(ii)  Permitted Investments and Restricted Payments permitted by Section 4.04;

(iii) the payment of compensation (including amounts paid pursuant to employee benefit plans) or the provision of indemnity to officers, directors and/or employees of the Company or any of the Restricted Subsidiaries so long as such payments are pursuant to a policy (i) established by the Board of Directors in good faith and (ii) evidenced by a resolution of the Board of Directors;

(iv) maintenance in the ordinary course of business of customary benefit plans or arrangements for employees, officers and/or directors, including vacation plans, health and life insurance plans, deferred compensation plans, retirement or savings plans and similar plans or arrangements;

(v)  issuance of securities or other payments, awards or grants in cash, securities or otherwise, or the grant of options, pursuant to any employment arrangements or employee benefit plans or arrangements which are approved by a majority of the Board of Directors in good faith;

(vi) the payment of all fees and expenses relating to the Transactions;

(vii)   transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(viii)  payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors in good faith;

(ix) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction contemplated thereby;

(x)  the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter, provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect;

(xi) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xii)    the issuance of Capital Stock (other than Disqualified Stock) of the Company or IDSs in respect of the Company’s securities (including such securities represented thereby) or Additional Notes or other Pari Passu Indebtedness evidenced by a different series of notes or shares of the Company’s Capital Stock to any Permitted Holder.

SECTION 4.08. Liens.  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of the Company or any of its Subsidiaries (other than Senior Indebtedness) unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Notes) the Indebtedness so secured or until such time as such obligations are no longer secured by a Lien.  The preceding sentence will not require the Company or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien.

No Guarantor shall directly or indirectly create, Incur or suffer to exist any Lien on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of such Guarantor (other than Senior Indebtedness of such Guarantor) unless the Guarantee of such Guarantor is equally and ratably secured with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Guarantor’s Guarantee) the Indebtedness so secured or until such time as such obligations are no longer secured by a Lien.  The preceding sentence will not require any Guarantor to secure its Guarantee if the Lien consists of a Permitted Lien.

SECTION 4.09. Change of Control.  (a)  Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase), in accordance with the terms contemplated in Section 4.09(b) ; provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this Section 4.09 in the event that it has exercised its right to redeem all the Notes pursuant to Section 3.07.  In the event that at the time of such Change of Control the terms of any Senior Lender Indebtedness restrict or prohibit the repurchase of Notes pursuant to this Section 4.09, then prior to the mailing of the notice to Holders provided for in Section 4.09(b) below but in any event within 30 days following any Change of Control, the Company shall (i) repay in full all Senior Lender Indebtedness or offer to repay in full all Senior Lender Indebtedness and repay the Senior Lender Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Senior Lender Indebtedness to permit the repurchase of the Notes as provided for in Section 4.09(b).

(b)   Within 30 days following any Change of Control, unless the Company has exercised its right to redeem the Notes pursuant to Section 3.07, the Company shall mail a notice (the “Change of Control Offer”) to each Holder with a copy to the Trustee stating:

(1)   that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes of such series at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)   the circumstances and relevant facts and financial information regarding such Change of Control;

(3)   whether the agreements then governing the Senior Lender Indebtedness will permit the repurchase of the Notes;

(4)   the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(5)   the instructions determined by the Company, consistent with this Section 4.09, that a Holder must follow in order to have its Notes purchased.

(c)   In order to exercise the right to require the Company to repurchase the Notes, a Holder must separate its IDSs into the shares of Class A Common Stock and Notes represented thereby.

(d)   Notwithstanding the foregoing provisions of this Section 4.09, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.09(b) applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(e)   The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other U.S. securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.09.  To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.09, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.09 by virtue thereof.

SECTION 4.10. Compliance Certificate.  The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company commencing with the fiscal year ending on December 31, 2004, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period.  If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto.  The Company also shall comply with Section 314(a)(4) of the TIA.

SECTION 4.11. Further Instruments and Acts.  Upon request of the Trustee or as otherwise necessary, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.12. Future Guarantors.  The Company shall cause each Restricted Subsidiary organized under the laws of the United States of America or any state or territory thereof that Incurs Indebtedness or issues shares of Disqualified Stock or Preferred Stock (other than Mid-Missouri Telephone Company or any other Restricted Subsidiary that cannot guarantee Indebtedness without obtaining the consent or waiver of any U.S. federal or state regulatory or governmental agency or body) to execute and deliver to the Trustee a supplemental indenture in the form of Exhibit B hereto pursuant to which such Subsidiary shall guarantee payment of the Notes.

SECTION 4.13. Limitation on Layering. The Company shall not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Notes. No Guarantor shall incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Indebtedness of such Guarantor and senior in right of payment to such Guarantor’s Guarantee, provided, however, that this Section 4.13 shall not apply to distinctions between categories of Indebtedness that exist by reason of any Liens or Guarantees securing or in favor of some but not all of such Indebtedness or securing such Indebtedness with greater or lesser priority or with different collateral.

SECTION 4.14. Subsequent Issuance.

(a)   The Company may issue Additional Notes:

(i)   in connection with the exchange of shares of Class B Common Stock of the Company outstanding on the Issue Date (or Class B common stock issued or distributed in respect of, or in substitution for, Class B common stock outstanding on the Issue Date, in connection with any stock split or combination); or

(ii)  for other purposes so long as the Incurrence of Indebtedness evidenced by such Additional Notes is permitted under Section 4.03 hereof.

(b)   Any Additional Notes will vote on all matters with the Notes issued in the Offering. The Additional Notes will be deemed to have the same accrued current period interest, deferred interest and defaults as the Notes issued in the Offering and will be deemed to have expended Payment Blockage Periods and interest deferral periods to the same extent as the Notes issued in the Offering.

(c)   The Company agrees, and by purchasing the Notes each Holder shall be deemed to have agreed, that in the event there is an issuance of Additional Notes with original issue discount (and any issuance of Additional Notes thereafter), each Holder of the Notes agrees that a portion of such Holder’s Notes (whether held directly in book-entry form or held as part of IDSs) will be exchanged, without any further action of such Holder, for a portion of the Additional Notes purchased by the Holders of such Additional Notes, such that, following any such additional issuance and exchange, each Holder of the Notes or the IDSs (as the case may be) owns an indivisible unit composed of the Notes and Additional Notes of each issuance in the same proportion as each other Holder, and the records of DTC and the Trustee will be revised to reflect each such exchange without any further action of such Holder (each such exchange, an “Automatic Exchange”). The aggregate principal amount of the Notes owned by each Holder will not change as a result of an Automatic Exchange. Any Additional Notes will be guaranteed by the Guarantors on the same basis as the Original Notes.

(d)   The Company may issue Additional Notes only if it delivers to the Trustee prior to or simultaneously with such issuance (i) an opinion of tax counsel to the effect that the Additional Notes should be treated as debt for U.S. federal income tax purposes and (ii) an Opinion of Counsel to the effect that the Additional Notes and the related Guarantees constitute valid and binding obligations of the Company and the respective Guarantors entitled to the benefits of the Indenture and are enforceable against the Company and the respective Guarantors in accordance with their terms. In addition, if an issuance of Additional Notes would trigger the automatic exchange provisions of this Indenture, the Company may not issue such Additional Notes unless it delivers to the Trustee on the date of such issuance a certificate of the Company’s principal financial officer in the form of Exhibit C hereto.

ARTICLE 5

SUCCESSOR COMPANY

SECTION 5.01. Merger, Consolidation or Sale of All or Substantially All Assets.  (a)  The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i)   the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(ii)  the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under this Indenture and the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction, as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either (A) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first sentence of Section 4.03 or (B) the Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be less than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(v)  each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its

Guarantee shall apply to the Successor Company’s obligations under this Indenture and the Notes; and

(vi) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

The Successor Company will succeed to, and be substituted for, the Company under this Indenture and the Notes.  Notwithstanding clauses (iii) and (iv) above, (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary; and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

(b)   Subject to Section 11.02(b) hereof, each Guarantor shall not, and the Company shall not permit a Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i)   such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(ii)  the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and

(iv) the Guarantor shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Subject to the limitations set forth in this Indenture, the Successor Guarantor shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee.  Notwithstanding clause (iii) of this Section 5.01(b), a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another jurisdiction so long as the amount of Indebtedness of the Guarantor is not increased thereby.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.  An “Event of Default” means:

(a)   a default in any payment of interest on any Note when due, whether or not such payment shall be prohibited by the provisions of Article 10, continued for 30 days, subject to the interest deferral provisions contained in Section 4.01 hereof; provided, however, that a default in any payment of interest on the Note required to be made on [       ], 2009 shall immediately constitute an Event of Default (without regard to the length of time for which such default continues);

(b)   a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment shall be prohibited by Article 10;

(c)   the failure by the Company to comply with Section 5.01 of this Indenture;

(d)   the failure by the Company to comply for 30 days, after notice to it, with Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.12 or 4.13 (in each case, other than a failure to purchase Notes);

(e)   the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or this Indenture;

(f) the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $7.5 million or its foreign currency equivalent;

(g)   the Company or any Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(i)   commences a voluntary case under Bankruptcy Law;

(ii)  consents to the entry of an order for relief against it in an involuntary case under Bankruptcy Law;

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors;

(h)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)   is for relief against the Company or any of its Significant Subsidiaries in an involuntary case;

(ii)  appoints a Custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or

(iii) orders the winding up or liquidation of the Company or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 days;

(i) the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $7.5 million or its foreign currency equivalent against the Company or a Significant Subsidiary if (A) an enforcement proceeding thereon is commenced and not discharged or stayed within 60 days thereafter or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the “judgment default provision”);

(j) any Guarantee ceases to be in full force and effect, except as contemplated by the terms thereof, or any Guarantor denies or disaffirms its obligations under this Indenture or any Guarantee and the Default continues for 10 days; or

(k)   except as permitted by clause (1) of Section 4.04, the Company pays any dividend on shares of the Common Stock (A) during the period that any interest is being deferred, so long as any deferred interest and accrued interest thereon has not been paid in full or (B) during a Dividend Suspension Period or the continuance of an Event of Default.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (d) or (e) shall not constitute an Event of Default until the Holders of 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in clause (d) or (e), as the case may be, after receipt of such notice.  Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”  When a Default or Event of Default is cured, it ceases.

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default and any event which with the giving of notice or the lapse of time would become an Event of Default under, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 6.02. Acceleration.

(a)   If an Event of Default (other than an Event of Default specified in Section 6.01(g) or (h)) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes, by notice in writing to the Company and the Representative under the Credit Agreement, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable, subject to the provisio in the next sentence and to clause (b) of this Section 6.02.  Upon such a declaration, such principal and interest shall be due and payable immediately; provided that so long as there are any amounts outstanding under the Credit Agreement, such declaration of acceleration shall not be effective until the earlier of (1) the acceleration of any Indebtedness under the Credit Agreement or (2) five business days after receipt by the Company and the Representative under the Credit Agreement of written notice of declaration of acceleration of Indebtedness hereunder.  If an Event of Default specified in Section 6.01(g) or (h) occurs, the principal of, premium, if any, and interest on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(b)   After a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding, by written notice to the Trustee, may annul such declaration and its consequences if all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived.

(c)   In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in Section 6.01(f) above, the declaration of acceleration of the Notes shall be automatically annulled if the Holders of all Indebtedness described in Section 6.01(f) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 Business Days of the date of such declaration, and if the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

SECTION 6.03. Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

SECTION 6.04. Waiver of Past Defaults.

(a)   The Holders of a majority in principal amount of the Notes Outstanding of all series affected by such waiver by notice to the Trustee may on behalf of the Holders of all such Notes waive any existing Default or Event of Default and its consequences except (i) a continuing Default or an Event of Default in the payment of the principal of or premium, if any, or interest on a Note or (ii) any Default or Event of Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  In case of any such waiver, the Company, any other obligor upon the Notes, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively.  This paragraph of this Section 6.04(a) shall be in lieu of § 316(a)(1)(B) of the TIA and such § 316(a)(1)(B) of the TIA is hereby expressly excluded from this Indenture and the Notes, as permitted by the TIA.

(b)   In the event of any Event of Default specified in Section 6.01(d), such Event of Default and all consequences thereof (including without limitation any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (z) if the default that is the basis for such Event of Default has been cured.

SECTION 6.05. Control by Majority.  The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.06. Limitation on Suits.  Subject to the provisions of Article 9 relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)   the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(2)   the Holders of at least 25% in principal amount of the Notes Outstanding make a written request to the Trustee to pursue the remedy;

(3)   such Holder or Holders offer to the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)   the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)   the Holders of a majority in principal amount of the Notes Outstanding do not give the Trustee a direction inconsistent with the request during such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07. Rights of Holders to Receive Payment.  Subject to Sections 10.15 and 12.15 hereof, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee.  If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

SECTION 6.09. Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, any Subsidiary or Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

SECTION 6.10. Trustee May Enforce Claims Without Possession of Notes.  All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

SECTION 6.11. Priorities.  If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST:  to the Trustee for amounts due under Section 7.07;

SECOND:  to holders of Senior Indebtedness of the Company to the extent required by Article 10;

THIRD:  to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

FOURTH: to the Company or any other obligor on the Notes or as a court of competent jurisdiction shall direct in writing.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.11.  At least 15 days before such record date, the Trustee shall mail to each Holder and the Company a notice that states the record date, the payment date and amount to be paid.

SECTION 6.12. Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Notes.

SECTION 6.13. Waiver of Stay or Extension Law.  Neither the Company nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company and each Guarantor (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

TRUSTEE

SECTION 7.01. Duties of Trustee.  (a)  If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)   Except during the continuance of an Event of Default:

(1)   the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)   in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)   The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)   this paragraph does not limit the effect of paragraph (b) of this Section;

(2)   the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)   the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)   Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e)   The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)   No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(h)   Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01 and to the provisions of the TIA.

SECTION 7.02. Rights of Trustee.

(a)   The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person.  The Trustee need not investigate any fact or matter stated in the document.

(b)   Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c)   The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)   The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e)   The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation.

(g)   The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might reasonably be incurred by it in compliance with such request or direction.

(h)   The Trustee shall not be deemed to have notice of any Default or Event of Default unless an officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign such an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

SECTION 7.03. Individual Right of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar or co-paying agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.05. Notice of Defaults.  If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee.  Except in the case of a Default in payment of principal of, premium (if any) or interest (including deferred interest) on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of Holders.

SECTION 7.06. Reports by Trustee to Holders.  As promptly as practicable after each May 15 beginning with the May 15 following the date of this Indenture, and in any event prior to July 15 in each year, the Trustee shall mail to each Holder a brief report dated as of July 15 that complies with Section 313(a) of the TIA.  The Trustee shall also comply with Section 313(b) of the TIA.

SECTION 7.07. Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its services.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it in accordance with the provisions of this Indenture, including costs of collection, in addition to the compensation for its services, except for any such expenses as may be attributable to its negligence, bad faith or willful misconduct.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.  The Company and each Guarantor, jointly and severally, shall indemnify the Trustee against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) incurred by or in connection with the administration of this trust and the performance of its duties hereunder without negligence, bad faith or willful misconduct.  The Trustee shall notify the Company of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the

Company shall not relieve the Company or any Guarantor of its indemnity obligations hereunder.  The Company shall defend the claim and the indemnified party shall provide reasonable cooperation at the Company’s expense in the defense of such claim.  Such indemnified parties may together have one counsel at any time and the Company and the Guarantors, as applicable shall pay the fees and expenses of such counsel; provided, however, that the Company shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Company and the Guarantors, as applicable, and such parties in connection with such defense.  The Company need not reimburse any expense or indemnify against any loss, liability, claim, damage or expense incurred by an indemnified party through such party’s own negligence, bad faith or willful misconduct.

To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Company’s payment obligations pursuant to this Section shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee.  When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(i) or (j) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.08. Replacement of Trustee.  The Trustee may resign at any time by so notifying the Company in writing.  The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee.  The Company shall remove the Trustee if:

(1)   the Trustee fails to comply with Section 7.10 or 7.11;

(2)   the Trustee is adjudged bankrupt or insolvent;

(3)   a receiver or other public officer takes charge of the Trustee or its property; or

(4)   the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of this Section 7.08.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated with the same effect as if such successor Trustee had itself authenticated the Notes, and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force as provided anywhere in the Notes or in this Indenture that the certificate of the Trustee shall have.

SECTION 7.10. Eligibility; Disqualification.  The Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA.  The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.  The Trustee shall comply with Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.

SECTION 7.11. Conflicting Interests.  If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall eliminate such interest, apply to the SEC for permission to continue as Trustee with such conflict or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture.  To the extent permitted by the TIA, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Original Notes and Additional Notes, or a trustee under any other indenture between the Company and the Trustee.

SECTION 7.12. Preferential Collection of Claims Against Company .  The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA.  A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.  The Trustee herby waives any right to set-off any claim that it may have against the Company in any capacity (other than as Trustee and Paying Agent) against any of the assets of the Company held by the Trustee; provided, however, that if the Trustee is or becomes a lender of any other Indebtedness permitted hereunder to be Pari Passu with the notes, then such waiver shall not apply to the extent of such Indebtedness.

ARTICLE 8

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01. Satisfaction and Discharge of Indenture.  (a)  This Indenture shall, subject to Section 8.01(c), cease to be of further effect as to all Notes issued hereunder and the Trustee, on demand of and at the expense of the Company, accompanied by an Officers’ Certificate and an Opinion of Counsel, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when either

(i) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(ii) (A) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, Cash Equivalents, Investment Grade Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and additional interest, if any, and accrued interest to the date of maturity or redemption;

(B) no Event of Default (other than one resulting solely from the borrowing of funds or the granting of any Liens to provide such deposit) shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(C) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(D) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

(b)   Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the satisfaction and discharge of this Indenture.

(c)   Notwithstanding clauses (a) and (b) above, the Company’s obligations under Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.10, 7.07, 7.08 and this Article 8 shall survive until the Notes have been paid in full.  Thereafter, the Company’s obligations in Sections 7.07, 8.04 and 8.05 shall survive such satisfaction and discharge.

SECTION 8.02. Legal and Covenant Defeasance; Conditions to Defeasance.

(a)   Subject to Section 8.01(c), the Company at any time may terminate (i) all of its obligations under the Notes and this Indenture (“legal defeasance option”) or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.12 and 4.13, the operation of 6.01(f), 6.01(g) and 6.01(h) (with respect to Subsidiaries of the Company only), and the judgment default provision specified in Section 6.01(i) and the limitations specified in Section 5.01(a)(iv)  (“covenant defeasance option”).  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.  In the event that the Company exercises either its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all its obligations with respect to its Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(d), (f), (g) with respect only to Significant Subsidiaries or (h) with respect only to Significant Subsidiaries or because of the failure of the Company to comply with Section 5.01(a)(iv).

(b)   The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(1)   the Company irrevocably deposits or causes to be deposited in trust with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be;

(2)   the Company delivers to the Trustee an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of

Counsel must be based on a ruling of the IRS or other change in applicable U.S. federal income tax law);

(3)   on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions of this Indenture or any other material agreement binding on the Company, including the Credit Agreement; and

(4)   the deposit does not constitute a default under any other material agreement binding on the Company and is not prohibited by Article 10.

Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article 3.

The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 8.  It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.  Subjection to Sections 10.03 and 10.04, money and securities so held in trust are not subject to Article 10.

SECTION 8.03.  Repayment to Company.  The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them at any time.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Securityholders entitled to the money must look to the Company for payment as general creditors.

SECTION 8.04.  Indemnity for Government Obligations.  The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.05.  Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENTS

SECTION 9.01. Without Consent of Holders.  The Company and the Trustee may amend this Indenture or the Notes without consent of any Holder to:

(1)   cure any ambiguity, omission, defect or inconsistency;

(2)   provide for the assumption by a successor corporation, partnership, limited liability company or other entity of the obligations of the Company under this Indenture;

(3)   provide for uncertificated Notes in addition to or in place of Physical Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Internal Revenue Code;

(4)   to make any change in Article 10 or Article 12 that would limit or terminate the benefits available to any holder of Senior Indebtedness (or Representatives therefor) under Article 10 or Article 12;

(5)   add Guarantees with respect to the Notes;

(6)   secure the Notes;

(7)   add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

(8)   make any change that does not adversely affect the legal rights under this Indenture of any Holder to comply with any requirement of the SEC or in connection with the qualification of this Indenture under the TIA; or

(9)   enter into one or more supplemental indentures to effect any of the amendments set forth herein or to set forth the terms of and issue any Additional Notes in accordance with the provisions of this Indenture.

Notwithstanding the foregoing, an amendment under this Section 9.01 may not make any change that adversely affects the rights under Article 10 or Article 12 of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

SECTION 9.02. With Consent of Holders.  The Company, the Guarantors and the Trustee may amend this Indenture or the Notes with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes of all series affected by such amendment then outstanding.

(a)   Without the consent of each Holder affected, an amendment or waiver may not:

(1)   reduce the amount of Notes whose Holders must consent to an amendment;

(2)   reduce the rate of or extend the time for payment of interest on any Note, or amend the Company’s right to defer interest on the Notes in a manner adverse to the Holders;

(3)   reduce the principal of or extend the Stated Maturity of any Note;

(4)   reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article 3;

(5)   make any Note payable in money other than that stated in the Note;

(6)   make any change in Article 10 or Article 12 that adversely affects the rights of any Holder under Article 10 or Article 12;

(7)   impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8)   except in connection with an offer by the Company to purchase all of the Notes (in which case a majority in principal amount of Notes will be sufficient)

(A)   make any change to the provisions of Section 4.05 of this Indenture that eliminate the prohibition on paying dividends while interest is being deferred, while any previously Deferred Interest remains unpaid or during a Dividend Suspension Period, or during the continuance of any Event of Default;

(B)   make a change to lower the Interest Coverage Ratio threshold for a Dividend Suspension Period or make a change to paragraph (c) of Section 4.04 that would have the effect of increasing the amounts permitted to be distributed in respect of the Company’s Capital Stock;

(C)   waive an Event of Default under Section 6.01(k); or

(9)   make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(10) modify the Guarantees in any manner adverse to the Holders.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

Notwithstanding the foregoing, an amendment or waiver under this Section 9.02 may not make any change that adversely affects the rights under Article 10 or Article 12 of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent in writing to such change.

(b)   Under the terms of the Credit Agreement, the Company will not be permitted to effect any amendment or modification of this Indenture if the effect would be to:

(i)   increase the interest rate applicable to the Notes or any deferred interest on the Notes;

(ii)  change to an earlier date the scheduled dates of payment on any component of principal, interest or other amounts on the Notes;

(iii) increase principal repayments or amortization payments on the Notes;

(iv) alter the redemption, prepayment or subordination provisions of the Notes;

(v)  change the subordination provisions of the Notes;

(vi) grant any security or collateral to secure payment of the Notes or provide any additional guaranty (other than a subordinated guaranty);

(vii)   add to or alter the covenants, defaults and Events of Defaults set forth in this Indenture in a manner that would make such provisions more onerous or restrictive to the Company; or

(viii)  otherwise increase the obligations of the Company or any Guarantor in respect of the Notes, the deferred interest on the Notes or confer additional rights upon the Holders thereof which individually or in the aggregate would be adverse to the Company, any Guarantor or the lenders of the Senior Lender Indebtedness.

SECTION 9.03. Notice to Holders.  After an amendment or waiver under this Section becomes effective, the Company shall mail to Holders, a notice briefly describing such amendment or waiver.  The failure to give such notice to all Holders, or any defect therein, shall not in any way impair or affect the validity or effectiveness of an amendment or waiver under this Article 9.

SECTION 9.04. Compliance with Trust Indenture Act.  Every amendment to this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 9.05. Revocation and Effect of Consent and Waivers.  A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note.  However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers’ Certificate from the Company certifying that the requisite number of consents has been received.  After an amendment or waiver becomes effective, it shall bind every Holder.  An amendment or waiver becomes effective upon the (i) receipt by the Company or the Trustee of the requisite number of consents, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and an indenture supplemental hereto containing such amendment or waiver, (iii) execution of such amendment or waiver (or supplemental indenture) by the Company and the Trustee and (iv) any other conditions thereto specified in the notice thereto.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.06. Notation on or Exchange of Notes.  If an amendment changes the terms of a Note, the Trustee may (if required by the Company and in accordance with specific directions of the Company) require the Holder of the Note to deliver it to the Trustee.  The Trustee may  place an appropriate notation on the Note regarding the changed terms and return it to the Holder.  Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.07. Trustee To Sign Amendments.  The Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  If it does, the Trustee may but need not sign it.  In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it, shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture and that such amendment is the legal, valid and binding obligation of the Company and the Guarantors enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03).

SECTION 9.08. Payment for Consent.

Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE 10

SUBORDINATION

SECTION 10.01.  Agreement To Subordinate.  The Company agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes and all other amounts payable under the Notes or this Indenture are subordinated in right of payment, to the extent and in the manner provided in this Indenture, to the prior payment in full in cash of all existing and future Senior Indebtedness of the Company, and that the subordination is for the benefit of and enforceable by the holders of Senior Indebtedness.

SECTION 10.02.  Liquidation, Dissolution or Bankruptcy.  Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or an assignment for the benefit of its creditors or any marshalling of the Company’s assets or liabilities, the holders of Senior Indebtedness shall be entitled to receive payment in full in cash of all the Senior Indebtedness before Holders are entitled to receive any payment, and until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which Holders would be entitled but for this Article 10 shall be made to holders of the Senior Indebtedness as their interests may appear.

SECTION 10.03.  Default on Designated Senior Indebtedness.  (a) The Company may not pay principal of, premium (if any) or interest on, the Notes or any other payment on or relating to the Notes or under this Indenture, or make any deposit pursuant to Section 8.01 and may not otherwise purchase, redeem or otherwise retire any Notes (except that Holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described in Section 8.01 so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating this Article 10 or any other material agreement binding on the Company, including the Credit Agreement) (collectively, “pay the Notes”) if (i) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness of the Company occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness is not paid when due, or (ii) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or (y) such Designated Senior Indebtedness has been paid in full in cash.  However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of each series of the Designated Senior Indebtedness with respect to which either of the events in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. In addition to the foregoing, during the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (x) immediately without further notice

(except such notice as may be required to effect such acceleration) or (y) upon the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending on the earliest to occur of the following events: (1) 179 days shall have elapsed since the receipt of such Blockage Notice; (2) such Payment Blockage Period is terminated by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice; (3) the repayment in full in cash of such defaulted Designated Senior Indebtedness; or (4) the default giving rise to such Blockage Notice is no longer continuing.  Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section 10.03 and in Section 10.02), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes, after the end of such Payment Blockage Period.  In no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this provision, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

(b)   After the occurrence of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of such occurrence.  If any Designated Senior Indebtedness is outstanding, the Company may not make any payments then due on the Notes until five Business Days after the holders or the Representative of such Designated Senior Indebtedness receives notice of such occurrence and, thereafter, may pay the Notes only if the provisions of this Article 10 otherwise permit payment at that time.

SECTION 10.04.  When Distribution Must Be Paid Over.  If a payment or distribution is made to Holders that due to this Article 10 should not have been made to them, such Holders shall hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear (except that Holders may receive and retain (i) Permitted Junior Securities and (ii) payments made from the trust pursuant to Section 8.01 so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating this Article 10 or any other material agreement binding on the Company, including the Credit Agreement).

SECTION 10.05.  Subrogation.  After all Senior Indebtedness of the Company is paid in full in cash and until the Notes are paid in full in cash, Holders shall be subrogated to the rights of holders of Senior Indebtedness of the Company to receive distributions applicable to Senior Indebtedness.  A distribution made under this Article 10 to holders of Senior Indebtedness of the Company which otherwise would have been made to Holders is not, as between the Company and Holders, a payment by the Company on its Senior Indebtedness.

SECTION 10.06.  Relative Rights.  This Article 10 defines the relative rights of Holders and holders of Senior Indebtedness of the Company. Nothing in this Indenture shall:

(1)   impair, as between the Company and Holders, the obligation of  the Company which is absolute and unconditional, to make payments with respect to principal of and interest on the Notes; or

(2)   prevent the Trustee or any Holder from exercising its available remedies upon a Default, subject to the rights of holders of  Designated Senior Indebtedness of the Company to receive distributions otherwise payable to Holders.

SECTION 10.07.  Subordination May Not Be Impaired by the Company.  No right of any holder of  Senior Indebtedness of the Company  to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with this Indenture.

SECTION 10.08.  Right of Trustee and Paying Agent.  Notwithstanding Section 10.03, the Trustee or the Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer of the Trustee receives notice satisfactory to it that such payments may not be made under this Article 10.  The Company, the Registrar or co-registrar, the Paying Agent, a Representative or a holder of  Senior Indebtedness of the Company may give the notice; provided, however, that if an issue of Senior Indebtedness of the Company has a Representative, only the Representative may give the notice.

Notwithstanding the other provisions of this Indenture, if the Trustee or the Paying Agent holds or receives any payment or distribution in respect of any Obligations with respect to the Notes at a time when the Trustee or the Paying Agent, as applicable, has actual knowledge that such payment or distribution is prohibited by this Article 10, the Trustee or the Paying Agent, as applicable, shall hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interest may appear.

The Trustee, in its individual or any other capacity, may hold Senior Indebtedness of the Company with the same rights it would have if it were not Trustee. The Registrar and co-registrar and the Paying Agent may do the same with like rights.  The Trustee shall be entitled to all the rights set forth in this Article 10 with respect to any Designated Senior Indebtedness of the Company which may at any time be held by it, to the same extent as any other holder of Designated Senior Indebtedness of the Company; and nothing in Article 7 shall deprive the Trustee of any of its rights as such holder. Nothing in this Article 10 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07.

SECTION 10.09.  Distribution or Notice to Representative.  Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness of the Company, the distribution may be made and the notice given to their Representative (if any).

SECTION 10.10.  Article 10 Not To Prevent Events of Default or Limit Right To Accelerate.  The failure to make a payment pursuant to the Notes by reason of any provision in this Article 10 shall not be construed as preventing the occurrence of a Default.  Except as otherwise provided in Section 10.04, nothing in this Article 10 shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes.

SECTION 10.11.  Trust Moneys Not Subordinated.  Subject to Sections 10.03 and 10.04, payments from money or the proceeds of U.S. Government Obligations held in trust under Article 8 by the Trustee for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of any Senior Indebtedness of the Company or subject to the restrictions set forth in this Article 10, and none of the Securityholders shall be obligated to pay over any such amount to the Company or any holder of Senior Indebtedness of the Company or any other creditor of the Company.

SECTION 10.12   Trustee Entitled To Rely.  Upon any payment or distribution pursuant to this Article 10, the Trustee and the Holders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 10.02 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (iii) upon the Representatives for the holders of Senior Indebtedness of the Company for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10.  In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of  the Company to participate in any payment or distribution pursuant to this Article 10, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 10, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.  The provisions of Sections 7.01 and 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 10.

SECTION 10.13.  Trustee To Effectuate Subordination.  Each Holder by accepting a Note authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Indebtedness of the Company as provided in this Article 10 and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 10.14.  Trustee Not Fiduciary for Holders of Senior Indebtedness .  The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of the Company and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Company or any other Person, money or assets to which any holders of Senior Indebtedness of the Company shall be entitled by virtue of this Article 10 or otherwise.

SECTION 10.15.  Reliance by Holders of Senior Indebtedness on Subordination Provisions.  Each Holder, by accepting a Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Company, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

SECTION 10.16.       Defeasance.  The terms of this Article 10 shall not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee pursuant to Article 8 for the payment of principal of and interest on the Notes pursuant to the provisions described in Section 8.02.

ARTICLE 11

GUARANTEES

SECTION 11.01.       Guarantee.  (a)  Each Guarantor hereby jointly and severally fully and unconditionally guarantees to each Holder and to the Trustee and its successors and assigns the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under this Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on, the Notes, expenses, indemnification or otherwise (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Guarantor waives notice of any default under the Securities or the Guaranteed Obligations.  The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Securities or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Securities or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (f) any change in the ownership of such Guarantor, except as provided in Section 11.02(b).

Each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed.  Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder.  Each Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Guarantor.

Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

The Guarantee of each Guarantor is, to the extent and in the manner set forth in Article 12, subordinated and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness of the relevant Guarantor and is made subject to such provisions of this Indenture.

Except as expressly set forth in Sections 8.01(b), 11.02 and 11.06, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

Each Guarantee is a continuing guarantee and shall until released in accordance with the next succeeding paragraph:

(1)           remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2)           be binding upon each such Guarantor and its successors; and

(3)           inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(b)           In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guarantee then due and owing, (ii) accrued and unpaid interest on such Guarantee (but only to the extent not prohibited by law) and (iii) all other monetary obligations of the Company to the Holders and the Trustee.

(c)           Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of its Guaranteed Obligations and the payment in full in cash of all obligations to which the Guaranteed Obligations are subordinated as provided in Article 12.  Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 11.01.

(d)           Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 11.01.

(e)           Each Guarantor that makes a payment or distribution under its Guarantee shall have the right to seek contribution from the Company or any non-paying Guarantor that has also Guaranteed the relevant Guaranteed Obligations in respect of which such payment or distribution is made, so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

(f)            Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Guarantee is knowingly made in contemplation of such benefits.

Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 11.02.       Limitation on Liability.      (a)  Any term or provision of this Indenture to the contrary notwithstanding, the maximum, aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, all of its obligations with respect to the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, can be hereby guaranteed without rendering this Indenture or the Guarantee, as it relates to such Guarantor, voidable or unenforceable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, the Company will cause each Restricted Subsidiary that guarantees any Indebtedness under any Senior Credit Document and each Restricted Subsidiary that the Company shall otherwise cause to become a Guarantor pursuant to the terms of this Indenture, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on an unsecured senior subordinated basis.

(b)              A Guarantee as to any Guarantor that is a Subsidiary of the Company shall terminate and be of no further force or effect and such Guarantor shall be deemed to be released from all obligations under this Article 11; provided that at the time of such release, no Default or Event of Default has occurred and is continuing, upon: (i) the sale or disposition (by merger or otherwise) of such Guarantor, following which such Guarantor is no longer a Restricted Subsidiary of the Company; provided, however, that each such sale or disposition shall comply with this Indenture (including Section 4.06 and Section 5.01(b)); (ii) the merger or consolidation of such Guarantor with and into the Company or another Guarantor that is the surviving Person of such merger or consolidation; or (iii) upon legal defeasance of the Company’s and all Guarantors’ obligations under this Indenture or satisfaction and discharge of this Indenture, in each case, in accordance with the provisions of this Indenture. Upon any such occurrence specified in this Section 11.02, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

SECTION 11.03.         Successors and Assigns.  This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 11.04.         No Waiver.  Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

SECTION 11.05.         Modification.  No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 11.06.         Execution of Supplemental Indenture for Future Guarantors.  Each Subsidiary which is required to become a Guarantor pursuant to Section 4.12 hereof shall execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit B hereto pursuant to which such Subsidiary shall become a Guarantor under this Article 11 and shall guarantee the Guaranteed Obligations.  Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

SECTION 11.07.         Notation Not Required.  Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any such release, termination or discharge thereof.

ARTICLE 12
SUBORDINATION OF THE GUARANTEES

SECTION 12.01.         Agreement To Subordinate.  Each Guarantor agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by each Guarantee and all other amounts payable under each Guarantee are subordinated in right of payment, to the extent and in the manner provided in this Indenture, to the prior payment in full in cash of all existing and future Senior Indebtedness of such Guarantor (including, without limitation, the Senior Indebtedness of each Guarantor represented by such Guarantor’s guarantee of Obligations under the Credit Agreement), and that the subordination is for the benefit of and enforceable by the holders of Senior Indebtedness.

SECTION 12.02.         Liquidation, Dissolution or Bankruptcy.  Upon any payment or distribution of the assets of a Guarantor upon a total or partial liquidation or dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Guarantor or its property, or an assignment for the benefit of its creditors or any marshalling of the Guarantor’s assets or liabilities, the holders of Senior Indebtedness of such Guarantor shall be entitled to receive payment in full in cash of all such Senior Indebtedness of such Guarantor before Holders are entitled to receive any payment under any Guarantee, and until the Senior Indebtedness of such Guarantor is paid in full in cash, any payment or distribution to which Holders would be entitled but for this Article 12 shall be made to holders of such Senior Indebtedness of such Guarantor as their interests may appear.

SECTION 12.03.         Default on Designated Senior Indebtedness of a Guarantor. (a)  A Guarantor may not make any payment pursuant to any of the Guaranteed Obligations and may not otherwise purchase, redeem or otherwise retire any Notes (collectively, “pay its Guarantee”) if (i) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness of such Guarantor occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness of such Guarantor is not paid when due, or (ii) any other default on Designated Senior Indebtedness of such Guarantor occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or (y) such Designated Senior Indebtedness has been paid in full in cash.  However, such Guarantor may pay its Guarantee without regard to the foregoing if such Guarantor and the Trustee receive written notice approving such payment from the Representative of each series of the Designated Senior Indebtedness with respect to which either of the events in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. In addition to the foregoing, during the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness of a Guarantor pursuant to which the maturity thereof may be accelerated (x) immediately without further notice (except such notice as may be required to effect such acceleration) or (y) upon the expiration of any applicable grace periods, no Guarantor may pay its Guarantee for a period (a “Guarantee Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Guarantee Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Guarantee Payment Blockage Period and ending on the earliest to occur of the following events: (1)  179 days shall have elapsed since the receipt of such Guarantee Blockage Notice; (2) such Guarantee Payment Blockage Period is terminated by written notice to the Trustee and the Company from the Person or Persons who gave such Guarantee Blockage Notice; (3) the repayment in full in cash of such defaulted Designated Senior Indebtedness; or (4) the default giving rise to such Guarantee Blockage Notice is no longer continuing. Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section 12.03 and in Section 12.02), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, such Guarantor may resume payment on its Guarantee, after the end of such Guarantee Payment Blockage Period.  In no event may the total number of days during which any Guarantee Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this provision, no default or event of default that existed or was continuing on the date of the commencement of any Guarantee Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Guarantee Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Guarantee Payment Blockage Period by the Representative of such Designated Senior Indebtedness, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

(b)           After the occurrence of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of such occurrence.  If any Designated Senior Indebtedness is outstanding, a Guarantor may not make any payments pursuant to any of the Guaranteed Obligations until five Business Days after the holders or the Representative of such Designated Senior Indebtedness receives notice of such occurrence and, thereafter, may pay the Notes only if the provisions of this Article 12 otherwise permit payment at that time.

SECTION 12.04.         Demand for Payment.  After the occurrence of an Event of Default and a demand for payment is made on a Guarantor pursuant to Article 11, the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or the Representative of such holders) of such occurrence.

SECTION 12.05.         When Distribution Must Be Paid Over.  If a payment or distribution is made to Holders that due to this Article 12 should not have been made to them, such Holders shall hold it in trust for the holders of Senior Indebtedness of such Guarantor and pay it over to them as their interests may appear (except that Holders may receive and retain (i) Permitted Junior Securities and (ii) payments made from the trust pursuant to Section 8.01 so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating this Article 12 or any other material agreement binding on the Company, including the Credit Agreement).

SECTION 12.06.         Subrogation.  After all Designated Senior Indebtedness of a Guarantor is paid in full in cash and until the Notes are paid in full in cash, Holders shall be subrogated to the rights of holders of Senior Indebtedness of such Guarantor to receive distributions applicable to Senior Indebtedness of such Guarantor.  A distribution made under this Article 12 to holders of Senior Indebtedness of such Guarantor which otherwise would have been made to Holders is not, as between such Guarantor and Holders, a payment by such Guarantor its Guarantee.

SECTION 12.07.         Relative Rights.  This Article 12 defines the relative rights of Holders and holders of Senior Indebtedness of a Guarantor. Nothing in this Indenture shall:

(1)           impair, as between a Guarantor and Holders, the obligation of a Guarantor which is absolute and unconditional, to make payments with respect to the Guaranteed Obligations to the extent set forth in Article 11; or

(2)           prevent the Trustee or any Holder from exercising its available remedies upon a default by a Guarantor under its obligations with respect to the Guaranteed Obligations, subject to the rights of holders of Senior Indebtedness of such Guarantor to receive distributions otherwise payable to Holders.

SECTION 12.08.         Subordination May Not Be Impaired by a Guarantor.  No right of any holder of Senior Indebtedness of a Guarantor to enforce the subordination of the obligations of such Guarantor hereunder shall be impaired by any act or failure to act by such Guarantor or by its failure to comply with this Indenture.

SECTION 12.09.         Right of Trustee and Paying Agent.  Notwithstanding Section 12.03, the Trustee or the Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer of the Trustee receives notice satisfactory to it that such payments may not be made under this Article 12.  A Guarantor, the Registrar or co-registrar, the Paying Agent, a

Representative or a holder of Senior Indebtedness of a Guarantor may give the notice; provided, however, that if an issue of Senior Indebtedness of a Guarantor has a Representative, only the Representative may give the notice.

Notwithstanding the other provisions of this Indenture, if the Trustee or the Paying Agent holds or receives any payment or distribution in respect of any Obligations with respect to the Notes at a time when the Trustee or the Paying Agent, as applicable, has actual knowledge that such payment or distribution is prohibited by this Article 12, the Trustee or the Paying Agent, as applicable, shall hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interest may appear.

The Trustee, in its individual or any other capacity, may hold Senior Indebtedness of a Guarantor with the same rights it would have if it were not Trustee. The Registrar and co-registrar and the Paying Agent may do the same with like rights.  The Trustee shall be entitled to all the rights set forth in this Article 12 with respect to any Senior Indebtedness of a Guarantor which may at any time be held by it, to the same extent as any other holder of Senior Indebtedness of such Guarantor; and nothing in Article 7 shall deprive the Trustee of any of its rights as such holder. Nothing in this Article 12 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07.

SECTION 12.10.         Distribution or Notice to Representative.  Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness of a Guarantor, the distribution may be made and the notice given to their Representative (if any).

SECTION 12.11.         Article 12 Not To Prevent Events of Default or Limit Right To Accelerate.  The failure of a Guarantor to make a payment on any of its obligations by reason of any provision in this Article 12 shall not be construed as preventing the occurrence of a default by such Guarantor under such obligations.  Nothing in this Article 12 shall have any effect on the right of the Holders or the Trustee to make a demand for payment on a Guarantor pursuant to Article 11.

SECTION 12.12.         Trustee Entitled To Rely.  Upon any payment or distribution pursuant to this Article 12, the Trustee and the Holders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 12.02 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (iii) upon the Representatives for the holders of Senior Indebtedness of a Guarantor for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness of a Guarantor and other Indebtedness of a Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 12.  In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of a Guarantor to participate in any payment or distribution pursuant to this Article 12, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness of such Guarantor held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 12, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.  The provisions of Sections 7.01 and 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 12.

SECTION 12.13.         Trustee To Effectuate Subordination.  Each Holder by accepting a Note authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Indebtedness of each of the Guarantors as provided in this Article 12 and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 12.14.         Trustee Not Fiduciary for Holders of Senior Indebtedness of Guarantor.  The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of any Guarantor and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the relevant Guarantor or any other Person, money or assets to which any holders of Senior Indebtedness of such Guarantor shall be entitled by virtue of this Article 12 or otherwise.

SECTION 12.15.         Reliance by Holders of Senior Indebtedness of a Guarantor on Subordination Provisions.  Each Holder, by accepting a Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of each Guarantor, whether such Senior Indebtedness of such Guarantor was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness of such Guarantor and such holder of Senior Indebtedness of such Guarantor shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness of such Guarantor

SECTION 12.16.    Defeasance.  The terms of this Article 12 shall not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee pursuant to Article 8 for the payment of principal of and interest on the Notes pursuant to Section 8.02.

ARTICLE 13

MISCELLANEOUS

SECTION 13.01.         Trust Indenture Act Controls.  If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.

SECTION 13.02.         Notices.  Any notice or communication shall be in writing and delivered in person or mailed by first-class mail addressed as follows:

if to the Company or any Guarantor c/o:

Otelco Inc.

505 Third Avenue East

Oneonta, Alabama 35121

Attention: Michael D. Weaver

With a copy to:

Richard A Boehmer, Esq.

O'Melveny & Myers LLP

400 South Hope Street

Los Angeles, California 90071

if to the Trustee:

Wells Fargo Bank, National Association

Corporate Trust Services

Sixth Street & Marquette Avenue

Minneapolis, MN 55479

Attention:  Otelco Administrator

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 13.03.         Communication by Holders with Other Holders.  Holders may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Company , the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the TIA.

SECTION 13.04.         Certificate and Opinion as to Conditions Precedent.  After the date of this Indenture, upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(1)           an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 13.05.         Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture, except for certificates provided for in Section 4.10, shall include:

(1)           a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)           a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(ii)           a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 13.06.         When Notes Disregarded.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.07.         Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.08.         Legal Holidays.  A "Legal Holiday" is a Saturday, a Sunday or a day on which banking institutions are not required to be open in Minnesota or the State of New York. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.09.         Governing Law.  THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.

SECTION 13.10.         No Recourse Against Others.  A director, officer, employee or stockholder of the Company or any Guarantor shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 13.11.         Successors.  All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.12.         Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Indenture.

SECTION 13.13.         Table of Contents; Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

OTELCO INC.

By:
Name:
Title:

OTELCO TELECOMMUNICATIONS LLC (as Guarantor)

By
Name:
Title:

OTELCO TELEPHONE LLC
(as Guarantor)

By
Name:
Title:

HOPPER HOLDING COMPANY, INC.
(as Guarantor)

By
Name:
Title:

HOPPER TELECOMMUNICATIONS COMPANY, INC. (as Guarantor)

By
Name:
Title:

[Indenture Signature Page]

BRINDLEE HOLDINGS LLC
(as Guarantor)

By
Name:
Title:

BRINDLEE MOUNTAIN TELEPHONE COMPANY (as Guarantor)

By
Name:
Title:

PAGE & KISER COMMUNICATIONS, INC. (as Guarantor)

By
Name:
Title:

BLOUNTSVILLE TELEPHONE COMPANY INC. (as Guarantor)

By
Name:
Title:

MID-MISSOURI HOLDING CORP. (as Guarantor)

By
Name:
Title:

[Indenture Signature Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

[Indenture Signature Page]

EXHIBIT A

[FORM OF NOTE]

[Global Note Legend]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THE COMPANY MAY SUBSEQUENTLY ISSUE NOTES THAT ARE IDENTICAL IN ALL MATERIAL RESPECTS TO THIS NOTE BUT HAVE ORIGINAL ISSUE DISCOUNT.  IN SUCH CASE, THE HOLDER OF THIS NOTE WILL EXCHANGE A PORTION OF HIS NOTES FOR SUCH NEWLY ISSUED NOTES WITH ORIGINAL ISSUE DISCOUNT.  THE AGGREGATE PRINCIPAL AMOUNT OF NOTES OWNED BY SUCH HOLDER, HOWEVER, WILL NOT CHANGE AS A RESULT OF SUCH EXCHANGE.  WITH RESPECT TO SUCH NEWLY ISSUED NOTES WITH ORIGINAL DISCOUNT, A HOLDER MAY OBTAIN THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, THE ISSUE PRICE AND THE YIELD TO MATURITY BY SUBMITTING A WRITTEN REQUEST TO THE COMPANY.]

[Physical Note Legend]

[THE COMPANY MAY SUBSEQUENTLY ISSUE NOTES THAT ARE IDENTICAL IN ALL MATERIAL RESPECTS TO THIS NOTE BUT HAVE ORIGINAL ISSUE DISCOUNT.  IN SUCH CASE, THE HOLDER OF THIS NOTE WILL EXCHANGE A PORTION OF HIS NOTES FOR SUCH NEWLY ISSUED NOTES WITH ORIGINAL ISSUE DISCOUNT.  THE AGGREGATE PRINCIPAL AMOUNT OF NOTES OWNED BY SUCH HOLDER, HOWEVER, WILL NOT CHANGE AS A RESULT OF SUCH EXCHANGE.  WITH RESPECT TO SUCH NEWLY ISSUED NOTES WITH ORIGINAL DISCOUNT, A HOLDER MAY OBTAIN THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, THE ISSUE PRICE AND THE YIELD TO MATURITY BY SUBMITTING A WRITTEN REQUEST TO THE COMPANY.]

No.		$

% Note due 2019
CUSIP No.

OTELCO INC., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum [of       Dollars] [listed on the Schedule of Increases or Decreases in Global Note attached hereto]  on      , 2019.

Interest Payment Dates:

Record Dates:                    .

(1)           Use the Schedule of Increases and Decreases language for a Global Note.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

OTELCO INC.

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee, certifies that this is one of

the Notes referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

% Note due 2019

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Indenture (as defined).

1.                                       Interest; Extension of Maturity

Otelco Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "Company"), promises to pay interest on the principal amount of this Note (the "Note") at the rate per annum shown above.  The Company shall pay interest from           ,       or from the most recent date to which interest has been paid or provided for, payable quarterly in arrears on March 30, June 30, September 30 and December 30, to Holders of record at the close of business on the 15th day of such month, commencing December 30, 2004, provided that if any such day is not a Business Day, such day shall be the next Business Day.

Prior to          , 2009, the Company may, at its election, defer interest payments on the Notes on one or more occasions for not more than eight quarters in the aggregate (any such period, an "Initial Interest Deferral Period"); provided that (1) at the end of each occasion, the Company will be obligated to resume quarterly payments of interest on the Notes including interest on deferred interest; and (2) no later than          , 2009, the Company must pay in full all deferred interest, together with accrued interest thereon.

In addition, after         , 2009 the Company may, at its election, defer interest payments on the Notes on up to four occasions with respect to up to two quarters per occasion (each, a "Secondary Interest Deferral Period" and, together with the Initial Interest Deferral Period, an "Interest Deferral Period") ; provided that (1) the Company may not defer interest on any occasion after , 2009 unless and until all interest deferred on any prior occasion, together with accrued interest thereon, has been paid in full; (2) at the end of each occasion, the Company will be obligated to resume quarterly payments of interest on the Notes including interest on deferred interest; and (3) no later than , 2019, the Company must pay all deferred interest, together with accrued interest thereon.

On each occasion that the Company elects to defer interest, it will be required to deliver to the Trustee a copy of a resolution of the Company’s Board of Directors to the effect that, based upon a good-faith determination of the Company’s Board of Directors, (x) such interest deferral is reasonably necessary for bona-fide cash management purposes, whether indicated by cumulative distributable cash shortfall or otherwise, or to reduce the likelihood of or avoid a payment default under any Designated Senior Indebtedness or (y) as long as the Credit Agreement remains in effect, the Company has failed to maintain a fixed charge coverage ratio of at least 1.15:1:00 or a senior leverage ratio of not more than 3.20 to 1.00, in each case, as calculated in accordance with the provisions contained in the Credit Agreement as of the closing date hereof, irrespective of any subsequent changes to the Credit Agreement; provided no such deferral may be commenced, and any ongoing deferral shall cease, if a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing, or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default.

Deferred interest on the Notes shall bear interest at the same rate as the stated rate on the Notes, compounded quarterly, until paid in full.  Following the end of any Interest Deferral Period, the Company shall be obligated to resume quarterly payments of interest on the Notes, including interest on deferred interest. All interest deferred prior to _________, 2009, shall be repaid no later than  _________, 2009. All interest deferred after _________, 2009 shall be repaid on or before maturity. The Company may prepay all or part of the deferred interest, at any time other than during an Interest Deferral Period.

The Notes will mature on                 , 2019.

2.             Method of Payment

The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the 15th day of the month of the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest in money of the United States.  Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will make all payments in respect of a Physical Note (including principal, premium, if any, and interest), and the Notes may be exchanged or transferred, at office or agency of the Company in the Borough of Manhattan, The City of New York [(which initially shall be the office of the Trustee maintained for such purpose at The Depository Trust Company, 55 Water Street, New York, NY 10041)], except that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their registered addresses.

3.             Paying Agent and Registrar

Initially, the Trustee will act as Paying Agent and as Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar upon written notice to such Paying Agent or Registrar and the Trustee. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.             Indenture

The Company issued the Notes under an Indenture dated as of               , 2004 (the "Indenture"), among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the "TIA"). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms and provisions.

This Note is one of the Notes referred to in the Indenture. The Notes include the Original Notes and any Additional Notes. The Original Notes and any Additional Notes shall be part of the same series issued and will vote together on all matters subject to the conditions set forth in the Indenture.  The Company shall only be entitled to issue Additional Notes in accordance with Section 4.14 of the Indenture.  Additional Notes shall be issued with terms substantially identical to the Original Notes, except for any variation in issuance date and, upon the issuance of Additional Notes with original issue discount (and any issuance of Additional Notes thereafter), CUSIP number.  The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur Indebtedness and issue Disqualified Stock and Preferred Stock; pay dividends on, and redeem, capital stock and redeem Indebtedness that is subordinate in right of payment to the Notes; make certain other Restricted Payments, including Investments; enter into consensual restrictions on the payment of certain dividends and distributions by Restricted Subsidiaries; enter into or permit certain transactions with Affiliates; create or incur Liens; and make Asset Sales. The Indenture also imposes limitations on the ability of the Company to consolidate or merge with or into or wind up into any other Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their property or assets in one or more related transactions to any Person.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have jointly and severally, fully and unconditionally guaranteed the Guaranteed Obligations on a subordinated basis pursuant to the terms of the Indenture.

5.             Optional Redemption

The Company may, at its option, redeem all, but not less than all, of the Notes at any time upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the redemption date, upon the occurrence of a Tax event.

Except as set forth in the preceding paragraph, the Company may not redeem Notes at its option prior to [                  ], 2011.

At any time and from time to time on or after [                  ], 2011, the Notes shall be redeemable, at the Company’s option, in whole or in part for cash at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the Notes redeemed, to the relevant Redemption Date, if redeemed during the 12-month period commencing on [                ] of the years set forth below:

Period	Redemption Price
2011 ...............................		%
2012 ...............................		%
2013 ...............................		%
2014 ...............................		%
2015 ...............................		%
2016 and thereafter ........	100.00%

On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption, so long as the Company has deposited with the paying agent funds (in US Dollars) sufficient to pay the principal of, plus accrued and unpaid interest (including any deferred interest and accrued interest thereon) on, the Notes to be redeemed.

A full or partial redemption of the Notes will result in an automatic separation of the IDSs.

6.             Sinking Fund

The Notes are not subject to any sinking fund.

7.             Notice of Redemption

Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his or her registered address. Notes may be redeemed in part.  If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent on or before 10:00 am, New York City time on the Redemption Date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

8.             Repurchase of Notes at the Option of Holders upon Change of Control

Upon a Change of Control, any Holder of Notes will have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.

9.             Subordination

The Notes and each Guarantee is subordinated to Senior Indebtedness of the Company and the applicable Guarantor, as defined in the Indenture, respectively. To the extent provided in the Indenture, Senior Indebtedness of the Company and the applicable Guarantor must be paid in full in cash before the Notes may be paid by the Company and the Guarantee of such Guarantor may be paid by such Guarantor.  The Company and each Guarantor agrees, and each Holder by accepting a Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

10.           Transfer; Exchange

The Notes are in registered form without coupons. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes (i) selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed), (ii) during a period beginning at the opening of business 15 days prior to a selection of Notes to be redeemed and ending on the relevant Redemption Date, (iii) tendered in a Change of Control Offer or Asset Sale Offer or (iv) during a period beginning on the opening of business 15 days before a record date for the payment of interest and ending on the applicable succeeding interest payment date.

11.           Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

12.           Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

13.           Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits or causes to be deposited with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be. In the event that the Company exercises its right to terminate some of or all its obligations under the Notes and the Indenture in accordance with the preceding sentence, each Guarantor will be released from its related obligations with respect to its Guarantee.

14.           Amendment, Waiver

Without the consent of each Holder affected, an amendment or waiver may not: (1) reduce the amount of Notes whose Holders must consent to an amendment; (2) reduce the rate of or extend the time for payment of interest on any Note, or amend the Company's right to defer interest on the Notes in a manner adverse to the Holders; (3) reduce the principal of or extend the Stated Maturity of any Note; (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article 3 of the Indenture; (5) make any Note payable in money other than that stated in the Note; (6) make any change in Article 10 or Article 12 of the Indenture that adversely affects the rights of any Holder under Article 10 or Article 12 of the Indenture; (7) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; (8) except in connection with an offer by the Company to purchase all of the Notes (in which case a majority in principal amount of Notes will be sufficient), (A) make any change to the provisions of Section 4.05 of the Indenture that eliminate the prohibition on paying dividends while interest is being deferred, while any previously Deferred Interest remains unpaid or during a Dividend Suspension Period, or during the continuance of any Event of Default, (B) make a change to lower the Interest Coverage Ratio threshold for a Dividend Suspension Period or make a change to paragraph (c) of Section 4.04 of the Indenture that would have the effect of increasing the amounts permitted to be distributed in respect of the Company’s Capital Stock, (C) waive an Event of Default under Section 6.01(k) of the Indenture; (9) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or (10) modify the Guarantees in any manner adverse to the Holders.

In addition, under the terms of the Credit Agreement, the Company will not be permitted to effect any amendment or modification under the Indenture if the effect would be to: (i) increase the interest rate applicable to the Notes or any deferred interest on the Notes; (ii) change to an earlier date the scheduled dates of payment on any component of principal, interest or other amounts on the Notes; (iii) increase principal repayments or amortization payments on the Notes; (iv) alter the redemption, prepayment or subordination provisions of the Notes; (v) change the subordination provisions of the Notes; (vi) grant any security or collateral to secure payment of the Notes or provide any additional guaranty (other than a subordinated guaranty); (vii) add to or alter the covenants, defaults and Events of Defaults set forth in the Indenture in a manner that would make such provisions more onerous or restrictive to the Company; or (viii) otherwise increase the obligations of the Company or any Guarantor in respect of the Notes, the deferred interest on the Notes or confer additional rights upon the Holders thereof which individually or in the aggregate would be adverse to the Company, any Guarantor or the lenders of the Senior Lender Indebtedness.

Without the consent of any Holder of Notes, the Company and the Trustee may amend the Indenture or the Notes to (1) cure any ambiguity, omission, defect or inconsistency; (2) provide for the assumption by a successor corporation, partnership, limited liability company or other entity of the obligations of the Company under this Indenture; (3) provide for uncertificated Notes in addition to or in place of Physical Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Internal Revenue Code; (4) to make any change in Article 10 or Article 12 of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness (or Representatives therefor) under Article 10 or Article 12 of the Indenture; (5) add additional Guarantees with respect to the Notes; (6) secure the Notes; (7) add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company; (8)  make any change that does not adversely affect the legal rights or entitlements under this Indenture of any Holder to comply with any requirement of the SEC or in connection with the qualification of this Indenture under the TIA; or (9) enter into one or more supplemental indentures to effect any of the amendments set forth herein or to set forth the terms of and issue any Additional Notes in accordance with the provisions of this Indenture.

Notwithstanding the foregoing, an amendment under this paragraph 14 may not make any change that adversely affects the rights under Article 10 or Article 12 of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

15.           Defaults and Remedies

If an Event of Default occurs (other than an Event of Default pursuant to Section 6.01(g) or (h)) and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, premium if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver, to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Event of Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

16.           Subsequent Issuance

The Company may only issue Additional Notes in accordance with Section 4.14 of the Indenture.

The Company agrees, and by purchasing the Notes each Holder shall be deemed to have agreed, that upon the issuance by the Company of any Additional Notes, if the Company determines that such Additional Notes should be issued with original issue discount, immediately following such issuance (and any issuance of Additional Notes thereafter), a portion of each Holder's Original Notes and/or Additional Notes, as applicable, will automatically, without any action by such Holder, be exchanged (the "Automatic Exchange") for a portion of each other Holder's Notes, such that immediately after the Automatic Exchange, each Holder will hold Notes issued prior to the date of issuance of such Additional Notes and such Additional Notes in the same proportion as the ratio of the then outstanding aggregate principal amount of Notes such to the then outstanding aggregate principal amount of such Additional Notes.  The aggregate stated principal amount of Notes owned by each Holder will not change as a result of the Automatic Exchange.  Immediately following the Automatic Exchange, the Company and the Trustee will instruct DTC to facilitate the combination of the Notes issued prior to the date of issuance of such Additional Notes and such Additional Notes into indivisible units.

At least [ten (10)] business days prior to the closing of the issuance of Additional Notes that will result in an Automatic Exchange, the Company shall notify the Trustee, in writing of its intention to consummate such subsequent issuance and shall instruct the Trustee and DTC to take any action necessary to effect the Automatic Exchange.  Such notice may be revoked at any time prior to the date fixed for such Automatic Exchange.

The Company agrees, and by acceptance of beneficial ownership in the Notes each beneficial owner of the Notes shall be deemed to have agreed, that (1) the Company will report any "original issue discount" (as determined for U.S. federal income tax purposes) associated with the Original Notes and Additional Notes among all beneficial owners in proportion to their ownership of the aggregate principal amount of Notes and (2) each beneficial owner of the Notes shall report such original issue discount in this manner and shall not take an inconsistent position for any applicable tax purpose.

17.           Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

18.           No Recourse Against Others

A director, officer, employee or stockholder of the Company or any Guarantor shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the

Guarantees or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

19.           Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

20.           Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/GIMIA (=Uniform Gift to Minors Act).

21.           Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE OR THIS NOTE.

22.           CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

23.           Tax Treatment.

By acceptance of beneficial ownership interest in this Note each beneficial Owner of Notes will be deemed to have agreed, (1) to treat itself as owner of the Notes for all purposes, including the preparation and filing of any United States federal, state, local or foreign tax return, report, or other information; (2) to treat the Notes as indebtedness for all tax purposes and (3) to treat the acquisition of an IDS as the acquisition of the Notes and Common Stock which are represented by the IDS and to allocate the purchase price of the IDS between the Notes and the Common Stock in the proportions as $__________ and $ _________ respectively.

The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                            agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[           ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.06 (Asset Sale) or 4.09 (Change of Control) of the Indenture, check the box:

Asset Sale  ☐       Change of Control  ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.06 or 4.09 of the Indenture, state the amount:

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE FOR NEW GUARANTORS

SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") dated as of    , among [GUARANTOR] (the "New Guarantor"), an indirect subsidiary of OTELCO INC. (or its successor), a Delaware corporation (the "Company "), [EXISTING GUARANTORS] and Wells Fargo Bank, National Association, a national banking association, as trustee under the Indenture referred to below (the "Trustee").

W I T N E S S E T H :

WHEREAS the Company and [OLD GUARANTORS] (the "Existing Guarantors") have heretofore executed and delivered to the Trustee an Indenture (the "Indenture") dated as of              , 2004, providing for the issuance of an unlimited aggregate principal amount of notes (the "Notes") and [Original Notes have been issued and our outstanding under the Indenture];

WHEREAS Section 4.12 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Company’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.             Agreement to Guarantee.  The New Guarantor hereby agrees, jointly and severally with all the Existing Guarantors, to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

2.             Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

3.             Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF

MANHATTAN, IN THE CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.

4.             Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5.             Counterparts.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.             Effect of Headings.  The Section headings herein are for convenience only and shall not effect the construction thereof.

7.             Definitions.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

OTELCO INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT C

FORM OF SOLVENCY CERTIFICATE